Exhibit 99.2

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (as the same may be amended, restated, supplemented or otherwise modified from time to time in accordance herewith, this “Agreement”) is entered into effective the 1st day of November, 2014 (the “Effective Date”), between White Stone Resources Limited Partnership, a Canadian Alberta Limited Partnership (“Seller”), and Core Resource Management, Inc., a Nevada corporation (“Buyer”).  Buyer and Seller may be referred to collectively as the “Parties” or individually as a “Party.”

BACKGROUND

Seller desires to sell and assign, and Buyer desires to purchase and pay for, all of the Purchased Interests (as defined hereinafter) effective as of the Effective Time (as defined hereinafter), on the terms and conditions hereinafter set forth.

NOW, THEREFORE, for and in consideration of the mutual agreements herein contained, the benefits to be derived by each Party, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I

Definitions and Interpretation

1.1                Defined Terms.  Capitalized terms used herein shall have the meanings given such terms herein, unless the context otherwise requires.

1.2                References and Rules of Construction.  All references in this Agreement to Exhibits, Appendices, Schedules, Articles, Sections, subsections and other subdivisions refer to the corresponding Exhibits, Appendices, Schedules, Articles, Sections, subsections and other subdivisions of or to this Agreement unless expressly provided otherwise.  Titles appearing at the beginning of any Exhibits, Appendices, Schedules, Articles, Sections, subsections and other subdivisions of this Agreement are for convenience only, do not constitute any part of this Agreement, and shall be disregarded in construing the language hereof.  The words “this Agreement,” “herein,” “hereby,” “hereunder,” and “hereof,” and words of similar import, refer to this Agreement as a whole and not to any particular Article, Section, subsection or other subdivision unless expressly so limited.  The words “this Article,” “this Section,” and “this subsection,” and words of similar import, refer only to Article, Section or subsection hereof in which such words occur.  The word “including” (in its various forms) means including without limitation.  All references to “$” or “dollars” shall be deemed references to United States dollars.  Each accounting term not defined herein, and each accounting term partly defined herein, to the extent not defined, will have the meaning given to it under GAAP.  Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender, and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires.  References to any agreement (including this Agreement) shall mean such agreement as it may be amended, supplemented or otherwise modified from time to time.  References to any date shall mean such date in Phoenix, Arizona and for purposes of calculating the period of time in which any notice or action is to be given or undertaken hereunder, such period shall be deemed to begin at 12:01 a.m. on the applicable date in Phoenix, Arizona.

ARTICLE II

Purchase and Sale

2.1                Purchase and Sale.  Subject to the terms and conditions of this Agreement, Seller agrees to sell to Buyer, and Buyer agrees to purchase and pay for, as of the Effective Time, all of Seller’s right, title and interest in and to the interests and properties described in Section 2.1(a) through Section 2.1(j) (such right, title and interest, less and except the Excluded Assets, collectively, the “Purchased Interests”):

(a)                all of the oil and gas leases described in Exhibit A, together with any and all other right, title and interest of Seller in and to the leasehold estates created thereby subject to the terms, conditions, covenants and obligations set forth in such leases and/or Exhibit A (such interest in such leases, the “Leases”), and all rights and interests in the lands covered by the Leases and any lands pooled or unitized therewith (such lands, the “Lands”);

(b)                all wells located on any of the Lands (such interest in such wells, including the wells set forth in Exhibit B, the “Wells”), and all Hydrocarbons produced therefrom or allocated thereto from and after the Effective Time;

(c)                all rights and interests in, under or derived from all unitization and pooling agreements, declarations and orders in effect with respect to any of the Leases or Wells and the units created thereby (the “Units”) (the Leases, the Lands, the Units and the Wells being collectively referred to hereinafter as the “Properties” or individually as a “Property”);

(d)                to the extent that they may be assigned, all permits, licenses, servitudes, easements, rights-of-way, surface leases, other surface interests and surface rights to the extent appurtenant to or used primarily in connection with the ownership, operation, production, gathering, treatment, processing, storing, sale or disposal of Hydrocarbons or produced water from the Properties or any of the Purchased Interests;

(e)                all equipment, machinery, fixtures and other personal, movable and mixed property located on any of the Properties or other Purchased Interests that is used primarily in connection therewith, including those items listed in Exhibit C, and including well equipment, casing, tubing, pumps, motors, machinery, platforms, rods, tanks, boilers, fixtures, compression equipment, flowlines, pipelines, gathering systems associated with the Wells, manifolds, processing and separation facilities, pads, structures, materials, and other items primarily used in the operation thereof (collectively, the “Personal Property”)

(f)                 to the extent assignable, all Applicable Contracts and all rights thereunder insofar and only insofar to the extent relating to the Purchased Interests;

(g)                all Imbalances relating to the Purchased Interests;

(h)                all of the files, records, information and data, whether written or electronically stored, primarily relating to the Purchased Interests in Seller’s or its Affiliates’ possession, including:  (i) land and title records (including abstracts of title, title opinions and title curative documents); (ii) Applicable Contract files; (iii) correspondence; (iv) operations, environmental, production and accounting records and (v) facility and well records (collectively, “Records”);

(i)                  all of Seller’s right, title and interest in and to all claims and causes of action (including claims for adjustments or refunds) to the extent attributable to (A) the Purchased Interests insofar as initially accruing from and after the Effective Time, and (B) any of the Assumed Obligations;

(j)                  all Hydrocarbons in storage or existing in stock tanks, pipelines and/or plants (including inventory).

2.2              Added Assets Prior to Sale. In addition to the assets described in Section 2.1 above, Seller shall procure and fully acquire, and sell to Buyer as part of the Purchased Interests all of the rights and interests of Royal Energy Resources, L.P. (“Royal”) in the Quinlin Nos. 1, 2 and 3 Wells listed on Exhibit "B" and the leasehold interests held by such Wells, which interests represent approximately five percent (“5%”) of the working interest interests in such Wells and leasehold interests.

2.3               Excluded Assets.  Seller shall reserve and retain all of the Excluded Assets.

2.4               Assumed Liabilities.  Buyer shall assume liabilities currently outstanding and owed by Seller to Nitro-Petroleum, Inc. as part of the consideration for purchase of the Purchased Interests (the "Assumed Nitro Obligations) as listed in Exhibit "C" attached hereto.

2.5               Allocation of Revenues and Expenses.

(a)                Except as expressly provided otherwise in this Agreement, Seller shall remain entitled to all of the rights of ownership (including the right to all production, proceeds of production, and other proceeds) and shall remain responsible (by payment, through the adjustments to the Purchase Price under this Agreement or otherwise) for all Operating Expenses, in each case attributable to the Purchased Interests for the period of time prior to the Effective Time.  Except as expressly provided otherwise in this Agreement, and subject to the occurrence of Closing, Buyer shall be entitled to all of the rights of ownership (including the right to all production, proceeds of production, and other proceeds), and shall be responsible for  (i) all Operating Expenses, in each case attributable to the Purchased Interests for the period of time commencing at the Effective Time, and (ii) all Operating Expenses relating to each Well that is capable of being successfully completed and that has not been completed and placed on production prior to the Effective Time, whether or not such expenses were incurred before or after the Effective Time.

(b)                Except as otherwise may be provided in this Agreement, (i) if either Party receives monies belonging to the other Party, including proceeds of production, then such amount shall, within 30 days after the end of the calendar month in which such amounts were received, be paid over to the proper Party, (ii) if either Party pays monies for Operating Expenses which are the obligation of the other Party, then such other Party shall, within 30 days after the end of the calendar month in which the applicable invoice and proof of payment of such invoice were received, reimburse the Party which paid such Operating Expenses, (iii) if a Party receives an invoice of an expense or obligation (other than an invoice of an expense or obligation with respect to Asset Taxes or Income Taxes) which is owed by the other Party, such Party receiving the invoice shall promptly forward such invoice to the Party obligated to pay the same, and (iv) if an invoice or other evidence of an obligation (other than an obligation with respect to Asset Taxes or Income Taxes) is received by a Party, which is partially an obligation of both Seller and Buyer, then the Parties shall consult with each other, and each shall promptly pay its portion of such obligation to the obligee thereof.

(c)                 Each of Seller and Buyer shall be permitted to offset any Operating Expenses owed by such Party to the other Party pursuant to this Section 2.5 against amounts owing by the second Party to the first Party pursuant to this Section 2.5, but not otherwise.

ARTICLE III

Purchase Price

3.1           Purchase Price.  The purchase price for the transfer of the Purchased Interests and the transactions contemplated hereby shall be the market value at Closing of 900,000 shares of the authorized but unissued Common Stock of Seller (The “Shares”), plus the assumption of the Assumed Liabilities (the "Purchase Price"). The stock portion of the Purchase Price shall be payable by Buyer to Seller at Closing by delivery of a certificate or certificates, in such names and denominations as representing the Shares. The Shares will not be registered under the 1933 Act, or under any applicable state securities laws and will therefore will have restrictive transfer legends imposed thereon.

3.2               Allocation of Purchase Price.  Seller and Buyer agree to allocate the Purchase Price among the Purchased Interests for all purposes (including tax and financial accounting), as agreed by their respective accountants, negotiating in good faith on their behalf. A draft of the Allocation Schedule shall be prepared by the Buyer and delivered to the Seller within 30 days following the Closing.  Buyer and Seller shall file all tax returns (including amended returns and claims for refund) and information reports in a manner consistent with such allocation.  This Agreement assumes that the sale of Purchased Interests does not constitute a sale of a trade or business subject to the detailed purchase price allocation rules of Section 1060 of the Internal Revenue Code.

ARTICLE IV

Access/Confidentiality

4.1               Access.

(a)                 From and after the Execution Date and up to and including the Defect Claim Date (or earlier termination of this Agreement pursuant to the terms herein) but subject to the other provisions of this Section 4.1 and obtaining of any required consents of Third Parties, including Third Party operators of the Properties (with respect to which consents Seller shall not be obligated to expend any monies) and including surface owners who are given notice of surface access in the ordinary course of Seller’s business, Seller shall afford to Buyer and its authorized representatives (“Buyer’s Representatives”) reasonable access, during normal business hours, to the Properties and all Records in Seller’s possession at such time to the extent necessary to conduct the title or environmental review described in this Agreement.  All investigations and due diligence conducted by Buyer or any Buyer’s Representative shall be conducted at Buyer’s sole cost, risk and expense and any conclusions made from any examination done by Buyer or any Buyer’s Representative shall result from Buyer’s own independent review and judgment, but subject to any scheduling requirements by the Third Parties referenced above.

(b)               From the Execution Date to the Defect Claim Date, Buyer’s inspection right with respect to the Environmental Condition of the Properties shall be limited to undertake a Phase I Environmental Site Assessment of the Properties conducted by a reputable environmental consulting or engineering firm approved in advance in writing by Seller and may include only visual inspections and record reviews relating to the Properties.  In conducting such inspection, Buyer shall not operate any equipment or conduct any testing or sampling of soil, groundwater or other materials (including any testing or sampling for Hazardous Substances, Hydrocarbons or NORM).  Seller or Seller’s designee shall have the right to be present during any stage of the assessment.  Buyer shall give Seller reasonable prior written notice before gaining physical access to any of the Purchased Interests, and Seller or its designee shall have the right but not the obligation to accompany Buyer and Buyer’s Representatives whenever Buyer and/or Buyer’s Representative gain physical access to any Purchased Interests.  Notwithstanding anything contained herein to the contrary, Buyer shall not have access to, and shall not be permitted to conduct any inspections (including any Phase I Environmental Site Assessment) with respect to, any Purchased Interests with respect to which Seller does not have the authority to grant access for such due diligence; provided that Seller shall request access rights from Third Parties for Buyer to conduct such inspections (including any Phase I Environmental Site Assessment) with respect to, such Purchased Interests.

(c)                Buyer shall coordinate its access rights, environmental property assessments and physical inspections of the Purchased Interests with Seller and all Third Party operators, as applicable, to minimize any inconvenience to or interruption of the conduct of business by Seller or any such Third Party operator.  Buyer shall abide by Seller’s, and any Third Party operator’s, safety rules, regulations and operating policies while conducting its due diligence evaluation of the Purchased Interests, including any environmental or other inspection or assessment of the Purchased Interests and, to the extent required by Seller or any Third Party operator, execute and deliver any access and bonding agreement required by Seller or any such Third Party operator, in each case before conducting Buyer’s assessment on such Purchased Interest in accordance with this Section 4.1.

(d)                Buyer agrees to promptly provide Seller, but in no event less than five days after receipt or creation thereof by Buyer or any of Buyer’s Representatives (including Buyer’s environmental consulting or engineering firm), copies of all final reports prepared by Buyer and/or any of Buyer’s Representatives, which contain data collected or generated from Buyer’s and/or any of Buyer’s Representatives’ due diligence with respect to the Purchased Interests, including all environmental and title reports.

(e)                 Upon completion of Buyer’s due diligence, Buyer shall at its sole cost and expense and without any cost or expense to Seller or any of its Affiliates (i) repair all damage done to any Purchased Interests in connection with Buyer’s and/or any of Buyer’s Representatives’ due diligence (including due diligence conducted by Buyer’s environmental consulting or engineering firm), (ii) restore the Purchased Interests to the approximate same condition as, or better condition than, they were prior to commencement of any such due diligence, and (iii) remove all equipment, tools or other property brought onto the Purchased Interests in connection with such due diligence.  Any disturbance to the Purchased Interests (including the leasehold associated therewith) resulting from such due diligence will be promptly corrected by Buyer at Buyer’s sole cost and expense.

4.2           Confidentiality.  Buyer acknowledges that, pursuant to its right of access to the Records or the Purchased Interests, Buyer and Buyer’s Representatives (including Buyer’s environmental consulting or engineering firm) will become privy to confidential and other information of Seller and/or Seller’s Affiliates and Buyer shall ensure that such confidential information (a) shall not be used for any purpose other than in connection with the transactions contemplated by this Agreement and (b) shall be held confidential by Buyer and Buyer’s Representatives (including Buyer’s environmental consulting or engineering firm) in accordance with the terms of the Confidentiality Agreement.  If the Closing should occur, the foregoing confidentiality restriction on Buyer, including the Confidentiality Agreement, shall terminate as of the Closing Date (except as to (i) such portion of the Purchased Interests that are not Purchased to Buyer pursuant to the provisions of this Agreement, (ii) the Excluded Assets, and (iii) information related to Seller, Seller’s Affiliates, or to any assets other than the Purchased Interests).

ARTICLE V

Title Matters/Casualties

5.1           Special Warranty. The Assignments delivered at Closing will contain a special warranty of title with regard to the Purchased Interests whereby Seller shall warrant title to the Purchased Interests unto Buyer against every Person whomsoever lawfully claiming or to claim the same or any part thereof by, through or under Seller, but not otherwise, subject, however, to the Permitted Encumbrances.

5.2           Notice of Title Defects; Defect Adjustments.

(a)                 Title Defect Notices.  On or before the Defect Claim Date, Buyer must deliver claim notices to Seller meeting the requirements of this Section 5.2(a) (collectively, the “Title Defect Notices” and, individually, a “Title Defect Notice”) setting forth any matters which, in Buyer’s reasonable opinion, constitute Title Defects and which Buyer intends to assert as a Title Defect pursuant to this Section 5.2(a).  For all purposes of this Agreement and notwithstanding anything herein to the contrary, Buyer shall be deemed to have waived, and Seller shall have no liability for, any Title Defect which Buyer fails to assert as a Title Defect by a properly delivered Title Defect Notice received by Seller on or before the Defect Claim Date; provided, however, that, for purposes of Seller’s special warranty of title set forth in the Assignments, such waiver shall not apply to any matter that, prior to the Defect Claim Date, is neither reflected of record in the applicable counties or in the applicable state or federal records nor discovered by any of Buyer’s or any of its Affiliates’ employees, title attorneys, landmen or other title examiners while conducting Buyer’s due diligence with respect to the Purchased Interests.  To be effective, each Title Defect Notice shall be in writing, and shall include (i) a description of the alleged Title Defect and the Purchased Interest (including the legal description of such Purchased Interest and the Leases applicable to such Purchased Interest), or portion thereof (including by the currently producing formation or Target Formation as applicable), affected by such alleged Title Defect (each a “Title Defect Property”), (ii) the Allocated Value of each Title Defect Property, (iii) supporting documents reasonably necessary for Seller to verify the existence of the alleged Title Defect, (iv) Buyer’s preferred manner of curing such Title Defect and Buyer’s proposed documentation for such cure and (v) the amount by which Buyer reasonably believes the Allocated Value of each Title Defect Property is reduced by such alleged Title Defect and the computations upon which Buyer’s belief is based.  To give Seller an opportunity to commence reviewing and curing Title Defects, Buyer agrees to use reasonable efforts to give Seller prompt written notice of all alleged Title Defects (as well as any claims that would be claims under the special warranty set forth in the Assignments) discovered by Buyer, which notice may be preliminary in nature and supplemented prior to the Defect Claim Date.

(b)                 Seller’s Right to Cure.  Seller shall have the right, but not the obligation, to attempt, at its sole cost, to cure any properly asserted Title Defects at any time prior to 120 days after the Closing Date (the “Cure Period”).  During the period of time from Closing to the expiration of the Cure Period, Buyer agrees to afford Seller and its officers, employees and other authorized representatives reasonable access, during normal business hours, to the Purchased Interests and all Records in Buyer’s or any of its Affiliates’ possession in order to facilitate Seller’s attempt to cure any such Title Defects.  No reduction shall be made to the Purchase Price with respect to any Title Defect for which Seller has provided notice to Buyer prior to or on the Closing Date that Seller intends to attempt to cure the Title Defect during the Cure Period.  An election by Seller to attempt to cure a Title Defect shall be without prejudice to its rights under Section 5.2(g) and shall not constitute an admission against interest or a waiver of Seller’s right to dispute the existence, nature or value of, or cost to cure, the alleged Title Defect.

(c)                Remedies for Title Defects.  Subject to Seller’s continuing right to dispute the existence of a Title Defect and/or the Title Defect Amount asserted with respect thereto, in the event that any Title Defect timely asserted by Buyer in accordance with Section 5.2(a) is not waived in writing by Buyer or cured during the Cure Period, Seller shall, at its sole option but subject to Buyer’s agreement in the case of the remedy described in Section 5.2(c)(iii), elect to:

(i)                  subject to the Title Defect Threshold, reduce the Purchase Price by the Title Defect Amount determined pursuant to Section 5.2(e) and immediately return to Buyer a certificate endorsed in blank representing shares of the Common Stock of Buyer with an aggregate market value equal to the Title Defect Amount;

(ii)                 retain the entirety of the Title Defect Property that is subject to such Title Defect, together with all associated Purchased Interests, or if the Title Defect Property has been assigned to Buyer, have Buyer reassign to Seller, with special warranty of title against claims by, through or under Buyer, but not otherwise, the Title Defect Property that is subject to such Title Defect, together with all associated Purchased Interests, and, concurrently therewith, the Purchase Price shall be reduced by an amount equal to the Allocated Value of such Title Defect Property and such associated Purchased Interests and Seller shall immediately return to Buyer a certificate endorsed in blank representing shares of the Common Stock of Buyer with an aggregate market value equal to the Allocated Value of such Title Defect Property;

(iii)               if and only if Buyer agrees to this remedy in its sole discretion,  indemnify Buyer against all Liability (up to the Allocated Value of the applicable Title Defect Property) resulting from such Title Defect with respect to such Title Defect Property pursuant to an indemnity agreement prepared by Seller in a form and substance reasonably acceptable to Buyer (a “Title Indemnity Agreement”); or

(iv)               if applicable, terminate this Agreement pursuant to Section 13.1(e).

(d)                Exclusive Remedy.  Except for Buyer’s rights under Seller’s special warranty of title in the Assignments delivered at Closing and Buyer’s right to terminate this Agreement pursuant to Section 13.1(e), Section 5.2(c) shall be the exclusive right and remedy of Buyer with respect to Seller’s failure to have marketable title with respect to any Well, Well Location, Lease or Property or any other title matter with respect to any Purchased Interest, and Buyer hereby waives any and all other rights or remedies with respect thereto.

(e)                Title Defect Amount.  The amount by which the Allocated Value of a Title Defect Property is reduced as a result of the existence of a Title Defect shall be the “Title Defect Amount” for such Title Defect Property and shall be determined in accordance with the following terms and conditions (without duplication):

(i)                   if Buyer and Seller agree on the Title Defect Amount, then that amount shall be the Title Defect Amount;

(ii)                 if the Title Defect is an Encumbrance that is undisputed and liquidated in amount, then the Title Defect Amount shall be the amount necessary to be paid to remove the Title Defect from the Title Defect Property;

(iii)               if the Title Defect represents a discrepancy between (A) Seller’s Net Revenue Interest for any Title Defect Property and (B) the Net Revenue Interest set forth for such Title Defect Property in Exhibit B, then the Title Defect Amount shall be the product of the Allocated Value of such Title Defect Property multiplied by a fraction, the numerator of which is the Net Revenue Interest decrease and the denominator of which is the Net Revenue Interest set forth for such Title Defect Property in Exhibit B;

(iv)               if the Title Defect represents an increase of (A) Seller’s Working Interest for any Title Defect Property over (B) the Working Interest set forth for such Title Defect Property in Exhibit B, then the Title Defect Amount shall be the product of the Allocated Value of such Title Defect Property multiplied by a fraction, the numerator of which is the Working Interest increase and the denominator of which is the Work Interest set forth for such Title Defect Property in Exhibit B;

(v)                if the Title Defect represents an obligation or Encumbrance upon or other defect in title to the Title Defect Property of a type not described above, then the Title Defect Amount shall be determined by taking into account the Allocated Value of the Title Defect Property, the portion of the Title Defect Property affected by the Title Defect, the legal effect of the Title Defect, the potential economic effect of the Title Defect over the life of the Title Defect Property, the values placed upon the Title Defect by Buyer and Seller and such other reasonable factors as are necessary to make a proper evaluation; provided, however, that if such Title Defect is reasonably capable of being cured, the Title Defect Amount shall not be greater than the lesser of (A) the reasonable cost and expense of curing such Title Defect and (B) the Allocated Value of the Title Defect Property;

(vi)               the Title Defect Amount with respect to a Title Defect Property shall be determined without duplication of any costs or losses included in another Title Defect Amount hereunder; and

(vii)              notwithstanding anything to the contrary in this Article V, the aggregate Title Defect Amounts attributable to the effects of all Title Defects upon any Title Defect Property shall not exceed the Allocated Value of such Title Defect Property.

(f)                 Title Defect Threshold.  Notwithstanding anything herein to the contrary, in no event shall there be any adjustments to the Purchase Price or other remedies provided by Seller hereunder for Title Defects for which the aggregate of all the Title Defect Amounts does not exceed $25,000.00 ("Title Defect Threshold").

(g)                Title Dispute Resolution.  Seller and Buyer shall attempt to agree on matters regarding (i) all Title Defects, Title Benefits, Title Defect Amounts and Title Benefit Amounts, and (ii) the adequacy of any curative materials provided by Seller to cure any alleged Title Defect (collectively “Title Disputes”) prior to Closing.  If Seller and Buyer are unable to agree by Closing (or by the Title Dispute Date if Seller elects to attempt to cure an alleged Title Defect after Closing), the Title Disputes shall be exclusively and finally resolved pursuant to this Section 5.2(g).  There shall be a single arbitrator, who shall be a title attorney with at least 10 years’ experience in oil and gas titles involving properties in any of the regional areas in which the Title Defect Properties or Title Benefit Properties, as applicable, are located, in each case as selected by the mutual agreement of Buyer and Seller within 15 days after Closing or the Title Dispute Date, as applicable (the “Title Arbitrator”).  If the Parties do not mutually agree upon the Title Arbitrator in accordance with this Section 5.2(g), the Phoenix, Arizona office of the AAA shall appoint the Title Arbitrator under such conditions as the AAA in its sole discretion deems necessary or advisable.  The place of arbitration shall be Houston, and the arbitration shall be conducted in accordance with the AAA Rules, to the extent such rules do not conflict with the terms of this Section 5.2(g).  The Title Arbitrator’s determination shall be made within 30 days after submission of Title Disputes and shall be final and binding upon both Parties, without right of appeal. In making his determination with respect to any Title Dispute, the Title Arbitrator shall be bound by the rules set forth in Section 5.2(e) and, subject to the foregoing, may consider such other matters as, in the opinion of the Title Arbitrator, are necessary to make a proper determination.  The Title Arbitrator, however, may not award Buyer a greater Title Defect Amount than the Title Defect Amount claimed by Buyer in its applicable Title Defect Notice. The Title Arbitrator shall act as an expert for the limited purpose of determining the specific Title Disputes submitted by either Party, and the Title Arbitrator may not award damages, interest or penalties to either Party with respect to any matter. Seller and Buyer shall each bear its own legal fees and other costs of presenting its case to the Title Arbitrator.  Each of Seller and Buyer shall bear one-half of the costs and expenses of the Title Arbitrator.  Within 10 days after the Title Arbitrator delivers written notice to Buyer and Seller of his award with respect to a Title Dispute, and, subject to Section 5.2(f), (i) Buyer shall pay to Seller the amount, if any, so awarded by the Title Arbitrator to Seller and (ii) Seller shall pay to Buyer the amount, if any, so awarded by the Title Arbitrator to Buyer.  Nothing herein shall operate to cause Closing to be delayed on account of any arbitration that may be conducted pursuant to this Section 5.2(g), and, to the extent any adjustments are not agreed upon by the Parties as of Closing, the Purchase Price shall not be adjusted therefor at Closing and subsequent adjustments to the Purchase Price, if any, will be made pursuant to this Section 5.2(g).

5.3           Casualty or Condemnation Loss.

(a)                Notwithstanding anything herein to the contrary, from and after the Effective Time, if Closing occurs, Buyer shall assume all risk of loss with respect to production of Hydrocarbons through normal depletion (including watering out of any well, collapsed casing or sand infiltration of any well) and the depreciation of Personal Property due to ordinary wear and tear, in each case, with respect to the Purchased Interests, and Buyer shall not assert such matters as Casualty Losses or Title Defects hereunder.

(b)                If, after the Execution Date but prior to the Closing Date, any portion of the Purchased Interests is damaged or destroyed by fire or other casualty or is taken in condemnation or under right of eminent domain (each, a “Casualty Loss”), and the Closing thereafter occurs, Seller, at Closing, shall pay to Buyer all sums actually paid to Seller by Third Parties by reason of any Casualty Loss insofar as with respect to the Purchased Interests and shall assign, transfer and set over to Buyer or subrogate Buyer to all of Seller’s right, title and interest (if any) in insurance claims, unpaid awards, and other rights against Third Parties (excluding any Liabilities, other than insurance claims, of or against any Seller Indemnified Party) arising out of such Casualty Loss insofar as with respect to the Purchased Interests; provided, however, that Seller shall reserve and retain (and Buyer shall assign to Seller) all right, title, interest and claims against Third Parties for the recovery of Seller’s costs and expenses incurred prior to Closing in repairing such Casualty Loss and/or pursuing or asserting any such insurance claims or other rights against Third Parties.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF SELLER

Subject to the matters specifically listed or disclosed in the Schedules (as added, supplemented or amended pursuant to Section 8.4), Seller represents and warrants to Buyer as follows:

6.1              Organization, Existence and Qualification.  Seller is a limited partnership duly formed and validly existing under the Laws of the Province of Alberta, Canada.  Seller has all requisite power and authority to own and operate its property (including its interests in the Purchased Interests) and to carry on its business as now conducted.  Seller is duly licensed or qualified to do business as a foreign limited partnership in all jurisdictions in which it carries on business or owns assets and such qualification is required by Law, except where the failure to be so qualified would not have a Material Adverse Effect.

6.2               Authorization, Approval and Enforceability.  Seller has full power and authority to enter into and perform this Agreement and the Transaction Documents to which it is a party and the transactions contemplated herein and therein.  Subject to receipt of Limited Partner approval, the execution, delivery, and performance by Seller of this Agreement have been duly and validly authorized and approved by all necessary limited partnership action on the part of Seller.  Assuming the due authorization, execution and delivery by the other parties to such documents, this Agreement is, and the Transaction Documents to which Seller is a party when executed and delivered by Seller will be, the valid and binding obligations of Seller and enforceable against Seller in accordance with their respective terms, subject to the effects of bankruptcy, insolvency, reorganization, moratorium, and similar Laws, as well as to principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

6.3                No Conflicts.  The execution, delivery, and performance by Seller of this Agreement and the Transaction Documents to which it is a party and the consummation of the transactions contemplated herein and therein will not (a) conflict with or result in a breach of any provisions of the organizational documents of Seller or (b) except for Permitted Encumbrances, result in a default or the creation of any Encumbrance or give rise to any right of termination, cancellation, or acceleration under any of the terms, conditions, or provisions of any note, bond, mortgage, indenture, or other Applicable Contract to which Seller is a party or by which Seller or the Purchased Interests may be bound or (c) violate any Law applicable to Seller or any of the Purchased Interests, except in the case of clauses (b) and (c) where such default, Encumbrance, termination, cancellation, acceleration or violation would not have a Material Adverse Effect.

6.4               Consents.  There are no restrictions to assignment, including requirements for consents from Third Parties to any assignment (in each case), that Seller is required to obtain in connection with the transfer of the Purchased Interests by Seller to Buyer or the consummation of the transactions contemplated by this Agreement by Seller (each, a “Consent”). Consent from Nitro Petroleum, Inc. will be required to execute this agreement.

6.5               Title to Purchased Interests. Seller owns and has Good Title to the Purchased Interests, free and clear of all Encumbrances. Such title gives Seller (and Buyer after Closing) at least the Working Interest and Net Revenue Interest, respectively, in each Well set forth in Exhibit B.

6.6           Bankruptcy.  There are no bankruptcy, reorganization or receivership proceedings pending, being contemplated by or, to Seller’s Knowledge, threatened in writing against Seller.

6.7              Litigation.  There is no suit, action, litigation or arbitration by any Person or before any Governmental Authority pending or, to Seller’s Knowledge, threatened in writing against Seller with respect to the Purchased Interests or otherwise relating to the Purchased Interests.  As of the Execution Date, there is no investigation, lawsuit, action, litigation or arbitration by any Person or before any Governmental Authority pending, or to Seller’s Knowledge, threatened against Seller or any of its Affiliates that has or would have a material adverse effect upon the ability of Seller to consummate the transactions contemplated by this Agreement or perform its obligations hereunder

6.8               Material Contracts.

(a)                 Schedule 6.8 sets forth as of the Execution Date all Applicable Contracts of the type described below (collectively, the “Material Contracts”):

(i)                  any Applicable Contract that can reasonably be expected to result in aggregate payments by Seller of more than $10,000 during the remainder of the current or any subsequent fiscal year (based solely on the terms thereof and current volumes, without regard to any expected increase in volumes or revenues);

(ii)                 any Applicable Contract that can reasonably be expected to result in aggregate revenues to Seller of more than $10,000 during the remainder of the current or any subsequent fiscal year (based solely on the terms thereof and current volumes, without regard to any expected increase in volumes or revenues);

(iii)               any Hydrocarbon purchase and sale, transportation, gathering, treating, processing or similar Applicable Contract that is not terminable without penalty on 90 days’ or less notice;

(iv)               any indenture, mortgage, loan, credit or sale-leaseback or similar Applicable Contract that can reasonably be expected to result in aggregate payments by Seller during the current or any subsequent fiscal year;

(v)                 any Applicable Contract with any Affiliate of Seller which will be binding on Buyer after the Closing Date and will not be terminable by Buyer within 30 days’ or less notice;

(vi)               any farmout agreement, area of mutual interest agreement, exploration agreement, participation agreement, joint operating agreement or similar Applicable Contract where the primary obligation thereunder has not fully been performed; and

(vii)             any Applicable Contract for the sale of gas containing a take-or-pay, advance payment, prepayment or similar provision or requiring gas to be gathered, delivered, processed or transported without then or thereafter receiving full payment therefor.

(b)               Except as set forth in Schedule 6.8 and except for such matters that would not have a Material Adverse Effect, there exists no default under any Material Contract by Seller affecting the Purchased Interests or, to Seller’s Knowledge, by any other Person that is a party to such Material Contract, and no event has occurred that with notice or lapse of time or both would constitute any default under any such Material Contract by Seller or, to Seller’s Knowledge, any other Person who is a party to such Material Contract.

6.9               No Violation of Laws.  Except as set forth in Schedule 6.9 and except where such violations would not have a Material Adverse Effect, to Seller’s Knowledge as of the Execution Date, Seller is not in violation of any applicable Laws with respect to its ownership and operation of the Purchased Interests.

6.10            Preferential Rights.  There are no preferential purchase rights, rights of first refusal or other similar rights that are applicable to the transfer of the Purchased Interests in connection with the transactions contemplated hereby.

6.11        Payment of Burdens.  Except for such items that are not yet due and except as set forth on Schedule 6.10, Seller has paid all Burdens due by Seller with respect to the Purchased Interests, or if not paid, is contesting such Burdens described in Schedule 6.11 in good faith in the normal course of business.

6.12            Imbalances.  To Seller’s Knowledge, Schedule 6.12 sets forth all material Imbalances associated with the Purchased Interests as of the Effective Time.

6.13            Current Commitments.  Schedule 6.13 sets forth, as of the Execution Date, all approved authorizations for expenditures and other approved capital commitments (the “AFEs”) relating to the Purchased Interests to drill or rework any Wells or for other capital expenditures pursuant to any of the Material Contracts for which all of the activities anticipated in such AFEs have not been completed by the Execution Date.

6.14           Tax Matters.  Except as set forth in Schedule 6.14, during the period of Seller’s ownership of the Purchased Interests, all Asset Taxes that have become due and payable by Seller before the Effective Time have been properly paid, other than any Asset Taxes that are being contested in good faith.  Except as set forth in Schedule 6.14, no transfer of any part of the Purchased Interests pursuant to this Agreement will be treated as a transfer of an interest in a partnership for Tax purposes.  Each partnership listed on Schedule 7.13 has in effect a valid election under Section 754 of the Code.

6.15             Brokers’ Fees.  Seller has incurred no liability, contingent or otherwise, for brokers’ or finders’ fees relating to the transactions contemplated by this Agreement for which Buyer or any Affiliate of Buyer shall have any responsibility.

6.16         Equipment.  To Seller's Knowledge, except as set forth in Schedule 6.16, the Personal Property has been maintained in operable repair, working order and operating condition and is adequate for normal operation of the Assets consistent with current practices, ordinary wear and tear excepted.

6.17         Payouts.  To Seller's Knowledge, Schedule 6.17 contains a complete and accurate list of the status of any “payout” balance, as of the Effective Time, for the Seller operated Wells subject to a reversion or other adjustment at some level of cost recovery or payout (or passage of time or other event other than termination of a Lease by its terms).

6.18           Condemnation.  Except as set forth in Schedule 6.18, there is no actual or threatened taking (whether permanent, temporary, whole or partial) of any part of the Purchased Interests by reason of condemnation or the threat of condemnation.

6.19           Environmental Matter.  With respect to environmental matters, (i) the Purchased Interests do not violate any order or requirement of any governmental authority or any Environmental Law, nor are there any conditions existing on or resulting from the operations of the Purchased Interests that may give rise to any on-site or off-site remedial obligations under any Environmental Laws, to the Seller’s Knowledge; (ii) the Purchased Intersts are not in violation of or subject to any existing, pending or threatened action, suit, investigation, inquiry or proceeding by or before any court, any applicable tribal authority or any other governmental authority, to the best of Seller’s Knowledge; (iii) to Seller’s Knowledge, all notices, permits, licenses or similar authorizations, if any, required to be obtained or filed in connection with the Purchased Interests, including, without limitation, those relating to the past or present treatment, storage, disposal or release of a hazardous substance or solid waste into the environment have been duly obtained or filed, and Seller and the operator of the Purchased Interests is in compliance with the terms and conditions of all such notices, permits, licenses and, similar authorizations; (iv) to Seller’s Knowledge, all hazardous substances or solid waste generated at or as a result of the ownership and operation of the Purchased Interests have, since the effective date of the relevant requirements of RCRA, been transported, treated and disposed of only by carriers maintaining valid authorizations under RCRA and any other Environmental Law and only at treatment storage and disposal facilities maintaining valid authorizations under RCRA and any other Environmental Law, which carriers and facilities have been and are operating in compliance with such authorizations and are not the subject of any existing, pending or overtly threatened action, investigation or inquiry by any governmental authority in connection with any Environmental Law; (v) to Seller’s Knowledge, no hazardous substance or solid waste has been disposed of or otherwise released (including without limitation discharges or releases into pits) and there has been no threatened release of any hazardous substances or solid waste on, to or as a result of the Purchased Interests except in compliance with Environmental Law, and there are no storage tanks or other containers on or under any of the Assets from which hazardous substances, petroleum products or other contaminants may be released into the surrounding environment; and (vi) to Seller’s Knowledge, there is no liability (contingent or otherwise) in connection with any release or threatened release of any hazardous substance or solid waste into the environment as a result of or with respect to the Purchased Interests.

6.20            Investment Purpose.  Seller acting within the scope of Regulation S of the Securities and Exchange Act, and is acquiring the Shares for its own account, not as nominee or agent, and not with a view to the resale or distribution of any part thereof in violation of the 1933 Act. Seller has no present intention of selling, granting any participation in, or otherwise distributing the same in violation of the 1933 Act without prejudice, however, to Seller’s right at all times to sell or otherwise dispose of all or any part of the Shares in compliance with applicable federal and state securities laws. Seller shall have the right at or prior to Closing to request that Buyer assign the share certificates directly to the limited partners on a prorate basis as directed by Seller.  Seller shall be responsible for satisfying Buyer that all of the limited partners are residents of Canada to satisfy the requirements of Regulation S.

6.21           Investment Experience.  Seller can bear the economic risk and complete loss of the value of the Shares and has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of taking the Shares in connection with transactions contemplated hereby.

6.22         Buyer’s Disclosure of Information. Seller has had an opportunity to receive all information related to Buyer requested by it and to ask questions of and receive answers from the Buyer regarding Buyer, its business and its securities.  Buyer acknowledges receipt of copies of Buyer’s recent filings with the United States Securities and Exchange Commission.

6.23           Shares Are Restricted Securities. Seller acknowledges that (i) the Shares are characterized as “restricted securities” under the U.S. federal securities laws inasmuch as they are being acquired from  Buyer in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the 1933 Act only in certain limited circumstances, and (ii) the certificates representing the Shares will contain a restrictive legend prohibiting sale or transfer of the Shares except in compliance with those limited circumstances.

6.24           Broker’s Fees.  None of Seller or Seller’s Affiliates has incurred any liability, contingent or otherwise, for brokers’ or finders’ fees relating to the transactions contemplated by this Agreement or the Transaction Documents for which Buyer or any of Buyer’s Affiliates has or shall have any responsibility.

ARTICLE VII

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller the following:

7.1              Organization, Existence and Qualification.  Buyer is a corporation, duly formed, validly existing and in good standing under the Laws of the State of Nevada and has all requisite power and authority to own and operate its property and to carry on its business as now conducted.  Buyer is duly licensed or qualified to do business as a foreign corporation in all jurisdictions in which it carries on business or owns assets and such qualification is required by Law except where the failure to be so qualified would not have a Material Adverse Effect upon the ability of Buyer to consummate the transactions contemplated by this Agreement or perform its obligations hereunder.

7.2           Authorization, Approval and Enforceability.  Buyer has full power and authority to enter into and perform this Agreement, the Transaction Documents to which it is a party and the transactions contemplated herein and therein.  The execution, delivery, and performance by Buyer of this Agreement and the Transaction Documents have been duly and validly authorized and approved by all necessary limited liability company action on the part of Buyer.  This Agreement is, and the Transaction Documents to which Buyer is a party, when executed and delivered by Buyer, will be the valid and binding obligations of Buyer and enforceable against Buyer in accordance with their respective terms, subject to the effects of bankruptcy, insolvency, reorganization, moratorium, and similar Laws, as well as to principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

7.3               No Conflicts.  The execution, delivery, and performance by Buyer of this Agreement and the Transaction Documents to which it is a party and the consummation of the transactions contemplated herein and therein will not (a) conflict with or result in a breach of any provisions of the organizational or other governing documents of Buyer or (b) result in a default or the creation of any Encumbrance or give rise to any right of termination, cancellation or acceleration under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license or other agreement to which Buyer is a party or by which Buyer or any of its property may be bound or (c) violate any Law applicable to Buyer or any of its property, except in the case of clauses (b) and (c) where such default, Encumbrance, termination, cancellation, acceleration or violation would not, individually or in the aggregate, have a material adverse effect upon the ability of Buyer to consummate the transactions contemplated by this Agreement or perform its obligations hereunder.

7.4              Brokers’ Fees.  None of Buyer or Buyer’s Affiliates has incurred any liability, contingent or otherwise, for brokers’ or finders’ fees relating to the transactions contemplated by this Agreement or the Transaction Documents for which Seller or any of Seller’s Affiliates has or shall have any responsibility.

ARTICLE VIII

CERTAIN AGREEMENTS

8.1              Conduct of Business.

(a)                Seller shall, from and after the Execution Date until Closing:

(i)                  maintain or cause its Affiliates to maintain, and if Seller or one of its Affiliates is the operator thereof, operate, the Purchased Interests in the usual and ordinary manner consistent with its past practice;

(ii)                 maintain the books of account and Records relating to the Purchased Interests in the usual and ordinary manner, in accordance with its usual accounting practices; and

(iii)               maintain insurance coverage on the Purchased Interests in the amounts and types currently in force.

(b)                Seller shall not, from and after the Execution Date until Closing:

(i)                  not propose any operation reasonably expected to cost Seller in excess of $10,000;

(ii)                 consent to any operation proposed by a Third Party that is reasonably to cost Seller in excess of $10,000;

(iii)               transfer, sell, mortgage, pledge or dispose of the Purchased Interests (or permit any Affiliate to do any of the foregoing), other than (A) the transfer, sale, or disposal of Hydrocarbons in the ordinary course of business, (B) sales of equipment that is no longer necessary or desirable in the operation of the Purchased Interests or for which replacement equipment has been, or will be on or prior to Closing, obtained, and (C) acreage trades or swaps for acreage of approximately equivalent value; and

(iv)	commit to do any of the foregoing.

8.2           Record Retention.  Buyer shall and shall cause its successors and assigns to, for a period of seven years following Closing (or, in the case of Records related to Tax matters, until the expiration of the period of time set forth in the applicable statute of limitations), (a) retain the Records, (b) provide Seller, its Affiliates and its and their respective officers, employees and representatives with access to the Records during normal business hours for review and copying at Seller’s expense, and (c) provide Seller, its Affiliates and its and their respective officers, employees and representatives with access, during normal business hours, to materials received or produced after Closing relating to any indemnity claim made under Section 12.2 for review and copying at Seller’s expense.  At the end of such seven-year period and prior to destroying any of the Records, Buyer shall notify Seller in writing in advance of such destruction and provide Seller a reasonable opportunity to copy any or all of such Records at Seller’s expense.

8.3           Knowledge of Breach.  Buyer will notify Seller promptly and in reasonable detail promptly after Buyer or any Affiliate or Buyer, or any of their respective officers or representatives, obtains knowledge that any representation, warranty, covenant, or other agreement of Seller contained in this Agreement is, becomes, or will be untrue, or has been or may be breached, as applicable, in any material respect on or before the Closing Date.

8.4              Amendment to Schedules.  Buyer agrees that, with respect to the representations and warranties of Seller contained in this Agreement, Seller shall have the continuing right until the Closing Date to add, supplement or amend the Schedules to its representations and warranties with respect to any matter hereafter arising or discovered which, if existing or known on the Execution Date or thereafter, would have been required to be set forth or described in such Schedules.  Notwithstanding the foregoing, for all purposes of this Agreement, including for purposes of determining whether the conditions set forth in Article 1X have been fulfilled and whether Seller owes Buyer an indemnity under Article XII, the Schedules to Seller’s representations and warranties contained in this Agreement shall be deemed to include only that information contained therein on the Execution Date and shall be deemed to exclude all information contained in any addition, supplement or amendment thereto; provided, however, that if Closing shall occur, then all matters disclosed pursuant to any such addition, supplement or amendment at or prior to the Closing Date that arose in the ordinary course of business shall be waived and Buyer shall not be entitled to make a claim with respect thereto pursuant to the terms of this Agreement or otherwise.

ARTICLE IX

BUYER’S CONDITIONS TO CLOSING

The obligations of Buyer to consummate the transactions provided for herein are subject, at the option of Buyer, to the fulfillment by Seller or waiver by Buyer, on or prior to Closing of each of the following conditions precedent:

9.1               Representations.  The representations and warranties of Seller set forth in Article VI shall be true and correct (without regard to materiality or Material Adverse Effect qualifiers) on and as of the Closing Date as though such representations and warranties had been made or given on and as of the Closing Date (other than representations and warranties that refer to a specified date, which need only be true and correct on and as of such specified date), except for those breaches, if any, of such representations and warranties that in the aggregate would not have a Material Adverse Effect.

9.2               Performance.  Seller shall have materially performed or complied with all obligations, agreements, and covenants contained in this Agreement as to which performance or compliance by Seller is required prior to or at the Closing Date.

9.3                No Legal Proceedings.  No material suit, action, litigation or other proceeding instituted by any Third Party shall be pending before any Governmental Authority seeking to restrain, prohibit, enjoin, or declare illegal, or seeking substantial damages in connection with, the transactions contemplated by this Agreement.

9.4              Closing Deliverables.  Seller shall have delivered (or be ready, willing and able to deliver at Closing) to Buyer the documents and other items required to be delivered by Seller under Section 11.3.

ARTICLE X

SELLER’S CONDITIONS TO CLOSING

The obligations of Seller to consummate the transactions provided for herein are subject, at the option of Seller, to the fulfillment by Buyer or waiver by Seller, on or prior to Closing of each of the following conditions precedent:

10.1           Representations.  The representations and warranties of Buyer set forth in Article VII shall be true and correct in all material respects (without regard to materiality qualifiers) on and as of the Closing, with the same force and effect as though such representations and warranties had been made or given on and as of the Closing Date (other than representations and warranties that refer to a specified date, which need only be true and correct on and as of such specified date).

10.2           Performance.  Buyer shall have materially performed or complied with all obligations, agreements, and covenants contained in this Agreement as to which performance or compliance by Buyer is required prior to or at the Closing Date.

10.3            No Legal Proceedings.  No material suit, action, litigation or other proceeding instituted by any Third Party shall be pending before any Governmental Authority seeking to restrain, prohibit, or declare illegal, or seeking substantial damages in connection with, the transactions contemplated by this Agreement.

10.4           Closing Deliverables.  Buyer shall have delivered (or be ready, willing and able to deliver at Closing) to Seller the documents and other items required to be delivered by Buyer under Section 11.3.

ARTICLE XI

CLOSING

11.1            Date of Closing.  Subject to the conditions stated in this Agreement, the sale by Seller and the purchase by Buyer of the Purchased Interests pursuant to this Agreement (the “Closing”) shall occur on or before December 31, 2014, or such other date as Buyer and Seller may agree upon in writing.  The date on which the Closing actually occurs shall be the “Closing Date.”

11.2           Place of Closing.  Closing shall be held at the offices of Snell Wylie & Tibbals, 8150 North Central Expressway, Suite 1800, Dallas, Texas, or such other location as Buyer and Seller may agree upon in writing.

11.3          Closing Obligations.  At Closing, the following documents shall be delivered and the following events shall occur, the execution of each document and the occurrence of each event being a condition precedent to the others and each being deemed to have occurred simultaneously with the others:

(a)                 Seller and Buyer shall execute and deliver the Assignment, in sufficient counterparts to facilitate recording in the applicable counties, covering the Purchased Interests;

(b)               Seller and Buyer shall execute and deliver assignments, on appropriate forms, of federal Leases, state Leases and Indian Leases comprising portions of the Purchased Interests, if any, in sufficient counterparts to facilitate filing with the applicable Governmental Authority;

(c)                 Buyer shall deliver, or cause to be delivered, to Seller stock certificates representing the Shares in such names and denominations as Seller shall reasonably request;

(d)                 Seller shall deliver, on forms supplied by Buyer and reasonably acceptable to Seller, transfer orders or letters in lieu thereof directing all purchasers of production to make payment to Buyer of proceeds attributable to production from the Purchased Interests from and after the Effective Time, for delivery by Buyer to the purchaser of production;

(e)                 Seller shall deliver an executed certificate of non-foreign status that meets the requirements set forth in Treasury Regulation Sec. 1.1445-2(b)(2);

(f)                 An authorized officer of Seller shall execute and deliver a certificate, dated as of Closing Date, certifying that the conditions set forth in Section 9.1,  Section 9.2 and Section 10.3 have been fulfilled and, if applicable, any exceptions to such conditions that have been waived by Buyer;

(g)               An authorized officer of Buyer shall execute and deliver a certificate, dated as of Closing, certifying that the conditions set forth in Section 10.1, Section 11.2 and Section 10.2 have been fulfilled and, if applicable, any exceptions to such conditions that have been waived by Seller;

(h)                Seller and Buyer shall execute and deliver any other agreements, instruments and documents that are required by other terms of this Agreement to be executed and/or delivered at Closing.

11.4           Records.  In addition to the obligations set forth under Section 11.3 above, but notwithstanding anything herein to the contrary, no later than [30] Business Days following the Transition Date, Seller shall make available to Buyer the Records for pickup from Seller’s offices during normal business hours.

ARTICLE XII

ASSUMPTION; INDEMNIFICATION; SURVIVAL

12.1           Assumption by Buyer; Specified Obligations.

(a)                 Without limiting Buyer’s rights to indemnity under this Article XII and Buyer’s rights under any Title Indemnity Agreement, from and after Closing, Buyer assumes and hereby agrees to fulfill, perform, pay and discharge (or cause to be fulfilled, performed, paid and discharged) all of Seller’s liability on the date of Closing to Nitro Petroleum Incorporated (the “Assumed Liability”).

(b)                Upon Closing, and except for the Assumed Liability, Seller retains and hereby agrees to fulfill, perform, pay and discharge (or cause to be fulfilled, performed, paid and discharged) all obligations and Liabilities, arising from, based upon, related to or associated with (i) Seller’s failure to properly, timely and legally pay, in accordance with the terms of any Lease and applicable Laws, all Burdens with respect to the Purchased Interests due by Seller and attributable to Seller’s ownership of the Purchased Interests prior to the Effective Time; (ii) personal injury or wrongful death attributable to Seller’s operation of the Purchased Interests prior to the Closing Date; (iii) Operating Expenses for which Seller is responsible pursuant to Section 2.54, (iv) the Excluded Assets, (v) Asset Taxes for which Seller is responsible pursuant to Section 14.2(b) (all of said Liabilities herein being referred to as the “Specified Obligations”).

12.2           Indemnities of Seller.  Effective as of Closing, Sellers hall be responsible for, shall pay on a current basis, and hereby defends, indemnifies, holds harmless and forever releases Buyer and its Affiliates, and all of its and their respective stockholders, partners, members, directors, officers, managers, employees, attorneys, consultants, agents and representatives (collectively, the “Buyer Indemnified Parties”) from and against any and all Liabilities, whether or not relating to Third Party claims or incurred in the investigation or defense of any of the same or in asserting, preserving or enforcing any of their respective rights hereunder, arising from, based upon, related to or associated with:

(a)                 any breach by Seller of its representations or warranties contained in Article X;

(b)                any breach by Seller of its covenants and agreements under this Agreement; or

(c)                the Specified Obligations.

12.3           Indemnities of Buyer.  Effective as of Closing, Buyer and its successors and assigns shall assume and be responsible for, shall pay on a current basis, and hereby defends, indemnifies, holds harmless and forever releases Seller and its Affiliates, and all of their respective stockholders, partners, members, directors, officers, managers, employees, attorneys, consultants, agents and representatives (collectively, the “Seller Indemnified Parties”) from and against any and all Liabilities, including the Assumed Liability, whether or not relating to Third Party claims or incurred in the investigation or defense of any of the same or in asserting, preserving or enforcing any of their respective rights hereunder arising from, based upon, related to or associated with:

(a)                any breach by Buyer of its representations or warranties contained in Article IX;

(b)                any breach by Buyer of its covenants and agreements under this Agreement; or

(c)                 the Assumed Obligations.

12.4          Express Negligence.  EXCEPT AS OTHERWISE PROVIDED HEREIN, THE DEFENSE, INDEMNIFICATION, HOLD HARMLESS, RELEASE, ASSUMED OBLIGATIONS AND LIMITATION OF LIABILITY PROVISIONS PROVIDED FOR IN THIS AGREEMENT SHALL BE APPLICABLE WHETHER OR NOT THE LIABILITIES, LOSSES, COSTS, EXPENSES AND DAMAGES IN QUESTION AROSE OR RESULTED SOLELY OR IN PART FROM THE GROSS, SOLE, ACTIVE, PASSIVE, CONCURRENT OR COMPARATIVE NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OR VIOLATION OF LAW OF OR BY ANY INDEMNIFIED PARTY.  BUYER AND SELLER ACKNOWLEDGE THAT THIS STATEMENT COMPLIES WITH THE EXPRESS NEGLIGENCE RULE AND IS “CONSPICUOUS.”

12.5           Indemnification Procedures.  All claims for indemnification under Sections 4.1(c), 5.2(c) 12.2 and 12.3 shall be asserted and resolved as follows:

(a)                 For purposes of Section 4.1(c), he term “Indemnifying Party” when used in connection with particular Liabilities shall mean the Party or Parties having an obligation to indemnify another Party and/or other Person(s) with respect to such Liabilities pursuant to Section 4.1(c) or this Article XII, and the term “Indemnified Party” when used in connection with particular Liabilities shall mean the Party and/or other Person(s) having the right to be indemnified with respect to such Liabilities by the Indemnifying Party pursuant to Section 4.1(c) or this Article XII.

(b)               To make a claim for indemnification under Sections 4.1(c) 12.3 or 12.3, an Indemnified Party shall notify the Indemnifying Party in writing of its claim under this Section 12.5, including the specific details of and specific basis under this Agreement for its claim (the “Claim Notice”).  In the event that the claim for indemnification is based upon a claim by a Third Party against the Indemnified Party (a “Third Party Claim”), the Indemnified Party shall provide its Claim Notice promptly after the Indemnified Party has actual knowledge of the Third Party Claim and shall enclose a copy of all papers (if any) served with respect to the Third Party Claim; provided that the failure of any Indemnified Party to give notice of a Third Party Claim as provided in this Section 12.5(b) shall not relieve the Indemnifying Party of its obligations under Sections 4.1(c), 12.2 or 12.3 (as applicable) except to the extent such failure results in insufficient time being available to permit the Indemnifying Party to effectively defend against the Third Party Claim or otherwise materially prejudices the Indemnifying Party’s ability to defend against the Third Party Claim.  In the event that the claim for indemnification is based upon an inaccuracy or breach of a representation, warranty, covenant or agreement, the Claim Notice shall specify the representation, warranty, covenant or agreement that was inaccurate or breached.

(c)                 In the case of a claim for indemnification based upon a Third Party Claim, the Indemnifying Party shall have 30 days from its receipt of the Claim Notice to notify the Indemnified Party whether it admits or denies its obligation to defend and indemnify the Indemnified Party against such Third Party Claim at the sole cost and expense of the Indemnifying Party.  The Indemnified Party is authorized, prior to and during such 30-day period, at the expense of the Indemnifying Party, to file any motion, answer or other pleading that it shall deem necessary or appropriate to protect its interests or those of the Indemnifying Party and that is not prejudicial to the Indemnifying Party.

(d)                If the Indemnifying Party admits its obligation to defend and indemnify the Indemnified Party against a Third Party Claim, it shall have the right and obligation to diligently defend and indemnify, at its sole cost and expense, the Indemnified Party against such Third Party Claim.  The Indemnifying Party shall have full control of such defense and proceedings, including any compromise or settlement thereof.  If requested by the Indemnifying Party, the Indemnified Party agrees to cooperate in contesting any Third Party Claim which the Indemnifying Party elects to contest.  The Indemnified Party may participate in, but not control, at its own expense, any defense or settlement of any Third Party Claim controlled by the Indemnifying Party pursuant to this Section 12.5(d).  An Indemnifying Party shall not, without the written consent of the Indemnified Party, (i) settle any Third Party Claim or consent to the entry of any judgment with respect thereto which does not include an unconditional written release of the Indemnified Party from all Liability in respect of such Third Party Claim or (ii) settle any Third Party Claim or consent to the entry of any judgment with respect thereto in any manner that may materially and adversely affect the Indemnified Party (other than as a result of money damages covered by the indemnity).

(e)                If the Indemnifying Party does not admit its obligation or admits its obligation to defend and indemnify the Indemnified Party against a Third Party Claim, but fails to diligently prosecute, indemnify against or settle such Third Party Claim, then the Indemnified Party shall have the right to defend against the Third Party Claim at the sole cost and expense of the Indemnifying Party, with counsel of the Indemnified Party’s choosing, subject to the right of the Indemnifying Party to admit its liability and assume the defense of the Third Party Claim at any time prior to settlement or final determination thereof.  If the Indemnifying Party has not yet admitted its obligation to defend and indemnify the Indemnified Party against a Third Party Claim, the Indemnified Party shall send written notice to the Indemnifying Party of any proposed settlement and the Indemnifying Party shall have the option for 10 days following receipt of such notice to  admit in writing its obligation to indemnify the Indemnified Party from and against the liability and consent to such settlement,  if liability is so admitted, reject, in its reasonable judgment, the proposed settlement, or  deny liability.  Any failure by the Indemnifying Party to respond to such notice shall be deemed to be an election under subsection (i) above.

(f)                 In the case of a claim for indemnification not based upon a Third Party Claim, the Indemnifying Party shall have 30 days from its receipt of the Claim Notice to (i) cure the Liabilities complained of, (ii) admit its liability for such Liability or (iii) dispute the claim for such Liabilities.  If the Indemnifying Party does not notify the Indemnified Party within such 30-day period that it has cured the Liabilities or that it disputes the claim for such Liabilities, the amount of such Liabilities shall conclusively be deemed a liability of the Indemnifying Party hereunder.

12.6           Survival.  The representations, warranties and covenants contained in this Agreement and the Assignments provided hereby shall survive Closing without time limit.

12.7         Non-Compensatory Damages.  None of the Buyer Indemnified Parties nor Seller Indemnified Parties shall be entitled to recover from Seller or Buyer, or their respective Affiliates, any indirect, consequential, punitive, exemplary, remote or speculative damages or damages for lost profits of any kind arising under or in connection with this Agreement or the transactions contemplated hereby, except to the extent any such Party suffers such damages to a Third Party, which damages (including costs of defense and reasonable attorneys’ fees incurred in connection with defending against such damages) shall not be excluded by this provision as to recovery hereunder.  Subject to the preceding sentence, Buyer, on behalf of each of the Buyer Indemnified Parties, and Seller, on behalf of each of the Seller Indemnified Parties, waive any right to recover punitive, special, indirect, exemplary, or consequential damages, remote or speculative, or damages for lost profits of any kind, arising in connection with or with respect to this Agreement or the transactions contemplated hereby.

12.8           Disclaimer of Application of Anti-Indemnity Statutes.  The Parties acknowledge and agree that the provisions of any anti-indemnity statute relating to oilfield services and associated activities shall not be applicable to this Agreement and/or the transactions contemplated hereby.

ARTICLE XIII

TERMINATION, DEFAULT AND REMEDIES

13.1           Right of Termination.  This Agreement and the transactions contemplated herein may be terminated at any time prior to Closing:

(a)                 by the mutual prior written consent of Seller and Buyer;

(b)                by either Seller or Buyer if Closing has not occurred on or before December 31, 2014 (or such later date as agreed to in writing by Seller and Buyer);

(c)                by Seller, at Seller’s option, if any of the conditions set forth in Article X have not been satisfied on or before the Closing Date and, following written notice thereof from Seller to Buyer specifying the reason such condition is unsatisfied (including any breach by Seller of this Agreement), such condition remains unsatisfied for a period of 10 Business Days after Buyer’s receipt of written notice thereof from Seller;

(d)                by Buyer, at Buyer’s option, if any of the conditions set forth in Article IX have not been satisfied on or before the Closing Date and, following written notice thereof from Buyer to Seller specifying the reason such condition is unsatisfied (including any breach by Seller of this Agreement), such condition remains unsatisfied for a period of 10 Business Days after Seller’s receipt of written notice thereof from Buyer; or

(e)                 by Buyer if the condition set forth in Section 9.4 has not been satisfied on or before the Closing Date or by Seller if the condition set forth in Section 10.4 is not satisfied on or before the Closing Date; provided, however, that neither Party shall be entitled to terminate this Agreement pursuant to Sections 13.1(b) through (d) above if such Party or its Affiliates are, at such time, in material breach of this Agreement.

13.2          Effect of Termination.  If the obligation to close the transactions contemplated by this Agreement is terminated pursuant to any provision of Section 13.1 hereof, then, except for the provisions of Article IV, Sections 4.1(c) through 4.1(e), 4.2, 12.7, this Section 13.2,  and Section 14.2, Article XIII and such of the defined terms in Appendix I to give context to the surviving provisions, this Agreement shall forthwith become void and the Parties shall have no liability or obligation hereunder except and to the extent such termination results from the material breach by a Party of any of its covenants or agreements hereunder in which case the other Party shall have the right to seek all remedies available at law or in equity, including specific performance, for such material breach and shall be entitled to recover court costs and attorneys’ fees in addition to any other relief to which such Party may be entitled.

13.3         Return of Documentation and Confidentiality.  Upon termination of this Agreement, Buyer shall destroy or return to Seller all title, engineering, geological and geophysical data, environmental assessments and/or reports, maps and other information furnished by or no behalf of Seller to Buyer or prepared by or on behalf of Buyer in connection with its due diligence investigation of the Purchased Interests, in each case, in accordance with the Confidentiality Agreement and, if Buyer elects to destroy any such information, an officer of Buyer shall certify the destruction of such information to Seller in writing.

ARTICLE XIV

MISCELLANEOUS

14.1           Appendices, Exhibits and Schedules.  All of the Appendices, Exhibits and Schedules referred to in this Agreement are hereby incorporated into this Agreement by reference and constitute a part of this Agreement.  Each Party to this Agreement and its counsel has received a complete set of Appendices, Exhibits and Schedules prior to and as of the execution of this Agreement.

14.2         Expenses and Taxes.

(a)                 Except as otherwise specifically provided herein, all fees, costs and expenses incurred by the Parties in negotiating this Agreement or in consummating the transactions contemplated by this Agreement shall be paid by the Party incurring the same, including legal and accounting fees, costs and expenses.

(b)                Seller shall be allocated and bear all Asset Taxes for any period or portion thereof ending prior to the Effective Time, and Buyer shall be allocated and bear all Asset Taxes for any period or portion thereof that begins at or after the Effective Time.  Each Party shall be responsible for its own Income Taxes.

(c)                For purposes of Section 14.2(b), (i) Asset Taxes that are attributable to the severance or production of Hydrocarbons shall be allocated to the period in which the severance or production giving rise to such Asset Taxes occurred, (ii) Asset Taxes that are based upon or related to income or receipts or imposed on a transactional basis (other than such Asset Taxes described in clause (i)), shall be allocated to the period in which the transaction giving rise to such Asset Taxes occurred, and (iii) Asset Taxes that are ad valorem, property or other Asset Taxes imposed on a periodic basis pertaining to a Straddle Period shall be allocated between the portion of such Straddle Period ending immediately prior to the date on which the Effective Time occurs and the portion of such Straddle Period beginning on the date on which the Effective Time occurs by prorating each such Asset Tax based on the number of days in the applicable Straddle Period that occur before the date on which the Effective Time occurs, on the one hand, and the number of days in such Straddle Period that occur on or after the date on which the Effective Time occurs, on the other hand.  For purposes of clause (iii) of the preceding sentence, the period for such Asset Taxes shall begin on the date on which ownership of the applicable Purchased Interests gives rise to liability for the particular Asset Tax and shall end on the day before the next such date.

(d)                 To the extent the actual amount of an Asset Tax is not determinable at the Closing or at the time of the determination of the Final Settlement Statement pursuant to Section 6.14, as applicable, (i) the Parties shall utilize the most recent information available in estimating the amount of such Asset Tax for purposes of such adjustment, and (ii) upon the later determination of the actual amount of such Asset Tax, timely payments will be made from one Party to the other to the extent necessary to cause each Party to bear the amount of such Asset Tax that is allocable to such Party under Section 16.2(b).  Buyer shall be responsible for the preparation and timely filing of any Tax Returns and the payment to the applicable Taxing Authority of all Asset Taxes that become due and payable on or after the Closing Date, and Buyer shall indemnify and hold Seller harmless for any failure to file such Tax Returns and to make such payments; except Seller shall be responsible for the payment of all ad valorem, real property and personal property taxes for the Straddle Period on Purchased Interests operated by Seller, provided that Buyer shall reimburse Seller for any such Taxes that are allocated to Buyer pursuant to Section 14.2(b).

(e)                 All required documentary, filing and recording fees and expenses in connection with the filing and recording of the assignments, conveyances or other instruments required to convey title to the Purchased Interests to Buyer shall be borne by Buyer.  Any and all sales, use, transfer, stamp, documentary, registration or similar Taxes incurred or imposed with respect to the transactions described in this Agreement (collectively, “Transfer Taxes”) shall be borne by Buyer, provided that Seller shall pay or cause to be paid to the applicable Governmental Authorities any Transfer Taxes that it is required by law to collect and remit.  Buyer shall indemnify and hold Seller harmless from and against such Transfer Taxes within thirty (30) days of Seller's written demand therefor. If Seller (not Buyer) is required by applicable law to appeal or protest the assessment of Transfer Taxes, the appeal or protest of such proposed assessment shall be treated as an item for which Seller is entitled to indemnification and if Buyer provides a written request and instructs Seller to do so, Seller shall prosecute the protest or appeal; in such event Buyer shall pay all out-of-pocket expenses of Seller (including attorneys’ fees) incurred by Seller in connection with such appeal or protest.  Seller and Buyer shall reasonably cooperate in good faith to minimize, to the extent permissible under applicable law, the amount of any such Transfer Taxes.

(f)                 The Parties shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns and any audit, litigation, or other proceeding with respect to Taxes relating to the Purchased Interests. Such cooperation shall include the retention and (upon another Party’s request) the provision of records and information that are relevant to any such Tax Return or audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided under this Agreement.  The Parties agree to retain all books and records with respect to Tax matters pertinent to the Purchased Interests relating to any Tax period beginning before the Closing Date until the expiration of the statute of limitations of the respective Tax periods and to abide by all record retention agreements entered into with any Governmental Authority.

14.3            Assignment.  This Agreement may not be assigned by Buyer without the prior written consent of Seller; provided, however, at any time prior to three Business Days prior to the Closing Date, Buyer may, by written notice to Seller, direct Seller to assign Buyer’s interest in this Agreement or all or a portion of the Purchased Interests and Assumed Obligations to one or more Affiliates of Buyer.  Such assignment shall not relieve Buyer of any obligations and responsibilities hereunder, including obligations and responsibilities arising following such assignment.  Any assignment or other transfer by Buyer or its successors and assigns of any of the Purchased Interests shall not relieve Buyer or its successors or assigns of any of their obligations (including indemnity obligations) hereunder, as to the Purchased Interests so assigned or transferred.

14.4           Preparation of Agreement.  Both Seller and Buyer and their respective counsel participated in the preparation of this Agreement.  In the event of any ambiguity in this Agreement, no presumption shall arise based on the identity of the draftsman of this Agreement.

14.5           Publicity.  By Law, Buyer must make a public announcements regarding this Agreement and the transactions contemplated hereby.  Buyer will provide a copy of such public announcement for twenty four hour review period, in order for the Seller to review and make comments or corrections before release.  Seller’s comments shall not be unreasonably withheld or delayed. In the event Seller’s comments are withheld they shall be deemed to constitute consent for release.

14.6           Notices.  All notices and communications required or permitted to be given hereunder shall be given in writing and shall be delivered personally, or sent by bonded overnight courier, or mailed by U.S. Express Mail, Federal Express or United Parcel Service Express Delivery or by certified or registered United States Mail with all postage fully prepaid, or sent by facsimile transmission (provided any such facsimile transmission is confirmed either orally or by written confirmation), or sent by electronic mail (“email”) transmission (provided that receipt of such email is requested and received, excluding automatic receipts) addressed to the appropriate Party at the address for such Party shown below or at such other address as such Party shall have theretofore designated by written notice delivered to the Party giving such notice:

If to Seller:
White Stone Capital Corp.
13A Perron Street
P.O. Box 11
Alberta, AB T8N 1N2 Canada
Attention:  Mr. Goran Ogar
Fax: __________________
Email: _______________________

If to Buyer:
Core Resource Management, Inc.
3131 E. Camelback Rd.
Suite 211
Phoenix, AZ 85016
Attention: Mr. James Clark, President
Fax: __________
E-mail: jclark@coreresource.net

With a copy to:
Snell Wylie & Tibbals
8150 N Central Expressway
Suite 1800
Dallas, TX 75206
Attention:  Mr. Phillip A. Wylie
Fax:  214-691-2501
E-mail: pwylie@snellwylie.com

Any notice given in accordance herewith shall be deemed to have been given when delivered to the addressee in person, or by courier, or transmitted by facsimile or email transmission during normal business hours on a Business Day (or if delivered or transmitted after normal business hours on a Business Day or on a day other than a Business Day, then on the next Business Day), or upon actual receipt by the addressee during normal business hours on a Business Day after such notice has either been delivered to an overnight courier or deposited in the United States Mail or with Federal Express or United Parcel Service, as the case may be (or if delivered after normal business hours on a Business Day or on a day other than a Business Day, then on the next Business Day).  Either Party may change their contact information for notice by giving written notice to the other Party in the manner provided in this Section 14.6.  If the date specified in this Agreement for giving any notice or taking any action is not a Business Day (or if the period during which any notice is required to be given or any action taken expires on a date which is not a Business Day), then the date for giving such notice or taking such action (and the expiration date of such period during which notice is required to be given or action taken) shall be the next day which is a Business Day.

14.7        Further Cooperation.  Until the second anniversary of Closing, Buyer and Seller shall execute and deliver, or shall cause to be executed and delivered from time to time, such further instruments of conveyance and transfer, and shall take such other actions as either Party may reasonably request, to convey and deliver the Purchased Interests to Buyer, to perfect Buyer’s title thereto, and to accomplish the orderly transfer of the Purchased Interests to Buyer in the manner contemplated by this Agreement.

14.8          Filings, Notices and Certain Governmental Approvals.  Promptly after Closing, Buyer shall (a) record all assignments executed at Closing in the records of the applicable Governmental Authority (including any federal or state agencies, if applicable), (b) if applicable, send notices to vendors supplying goods and services for the Purchased Interests and to the operator of such Purchased Interests of the assignment of such Purchased Interests to Buyer, (c) actively pursue the unconditional approval of all applicable Governmental Authorities of the assignment of the Purchased Interests to Buyer and (d) actively pursue all other consents and approvals that may be required in connection with the assignment of the Purchased Interests to Buyer and the assumption of the Liabilities assumed by Buyer hereunder, in each case, that shall not have been obtained prior to Closing.  Buyer obligates itself to take any and all action required by any Governmental Authority in order to obtain such unconditional approval, including the posting of any and all bonds or other security that may be required in excess of its existing lease, pipeline or area-wide bond.

14.9           Entire Agreement; Non-Reliance; Conflicts. THIS AGREEMENT, THE APPENDICES, EXHIBITS AND SCHEDULES HERETO, THE TRANSACTION DOCUMENTS AND THE CONFIDENTIALITY AGREEMENT COLLECTIVELY CONSTITUTE THE ENTIRE AGREEMENT BETWEEN THE PARTIES PERTAINING TO THE SUBJECT MATTER HEREOF AND SUPERSEDE ALL PRIOR AGREEMENTS, UNDERSTANDINGS, NEGOTIATIONS, AND DISCUSSIONS, WHETHER ORAL OR WRITTEN, OF THE PARTIES PERTAINING TO THE SUBJECT MATTER OF THIS AGREEMENT. THERE ARE NO WARRANTIES, REPRESENTATIONS, OR OTHER AGREEMENTS BETWEEN THE PARTIES RELATING TO THE SUBJECT MATTER OF THIS AGREEMENT EXCEPT AS SPECIFICALLY SET FORTH IN THIS AGREEMENT OR THE TRANSACTION DOCUMENTS, AND NEITHER PARTY SHALL BE BOUND BY OR LIABLE FOR ANY ALLEGED REPRESENTATION, PROMISE, INDUCEMENT, OR STATEMENTS OF INTENTION NOT SO SET FORTH.  EACH PARTY ACKNOWLEDGES THAT, IN ENTERING INTO THIS AGREEMENT, IT HAS RELIED SOLELY ON THE PROMISES, AGREEMENTS, STATEMENTS OR REPRESENTATIONS THAT ARE EXPRESSLY SET FORTH IN THIS AGREEMENT AND THE TRANSACTION DOCUMENTS AND THAT NEITHER PARTY HAD ANY DUTY TO MAKE ANY PROMISES, AGREEMENTS, STATEMENTS OR REPRESENTATIONS THAT ARE NOT EXPRESSLY SET FORTH IN THIS AGREEMENT OR IN THE TRANSACTION DOCUMENTS.  EACH PARTY ALSO ACKNOWLEDGES THAT, IN ENTERING THIS AGREEMENT, IT HAS NOT RELIED ON ANY PROMISES, AGREEMENTS, STATEMENTS OR REPRESENTATIONS THAT ARE NOT EXPRESSLY SET FORTH IN THIS AGREEMENT OR IN THE TRANSACTION DOCUMENTS.  IN THE EVENT OF A CONFLICT BETWEEN: (A) THE TERMS AND PROVISIONS OF THIS AGREEMENT AND THE TERMS AND PROVISIONS OF ANY SCHEDULE OR EXHIBIT HERETO; OR (B) THE TERMS AND PROVISIONS OF THIS AGREEMENT AND THE TERMS AND PROVISIONS OF ANY TRANSACTION DOCUMENT, THE TERMS AND PROVISIONS OF THIS AGREEMENT SHALL GOVERN AND CONTROL, PROVIDED, HOWEVER, THAT THE INCLUSION IN ANY OF THE SCHEDULES OR EXHIBITS HERETO OR ANY TRANSACTION DOCUMENT OF TERMS AND PROVISIONS NOT ADDRESSED IN THIS AGREEMENT SHALL NOT BE DEEMED A CONFLICT, AND ALL SUCH ADDITIONAL PROVISIONS SHALL BE GIVEN FULL FORCE AND EFFECT, SUBJECT TO THE PROVISIONS OF THIS SECTION 14.9.

14.10        Successors and Permitted Assigns.  This Agreement shall be binding upon and inure to the benefit of Buyer and Seller and their respective successors and permitted assigns.

14.11       Parties in Interest.  Notwithstanding anything contained in this Agreement, nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the Parties or their respective successors and permitted assigns, or the Parties’ respective related Indemnified Parties hereunder any rights, remedies, obligations or Liabilities under or by reason of this Agreement.

14.12        Amendment.  This Agreement may be amended, restated, supplemented or otherwise modified only by an instrument in writing executed by all of the Parties and expressly identified as an amendment, restatement, supplement or modification.

14.13       Waiver; Rights Cumulative.  Any of the terms, covenants, representations, warranties, or conditions hereof may be waived only by a written instrument executed by or on behalf of the Party waiving compliance.  No course of dealing on the part of either Party, or their respective officers, employees, agents, or representatives, and no failure by a Party to exercise any of its rights under this Agreement, shall, in any such case, operate as a waiver thereof or affect in any way the right of such Party at a later time to enforce the performance of such provision.  No waiver by either Party of any condition, or any breach of any term, covenant, representation, or warranty contained in this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such condition or breach or a waiver of any other condition or of any breach of any other term, covenant, representation, or warranty.  The rights of the Parties under this Agreement shall be cumulative, and the exercise or partial exercise of any such right shall not preclude the exercise of any other right.

14.14       Governing Law; Jurisdiction; Venue; Jury Waiver.  THIS AGREEMENT AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE RIGHTS, DUTIES AND THE LEGAL RELATIONS AMONG THE PARTIES HERETO AND THERETO SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS (EXCEPT THAT, WITH RESPECT TO ISSUES RELATING TO REAL PROPERTY FOR PROPERTIES LOCATED IN A SPECIFIC STATE, THE LAWS OF SUCH STATE SHALL GOVERN), EXCLUDING ANY CONFLICTS OF LAW RULE OR PRINCIPLE THAT MIGHT REFER CONSTRUCTION OF SUCH PROVISIONS TO THE LAWS OF ANOTHER JURISDICTION.  ALL OF THE PARTIES HERETO CONSENT TO THE EXERCISE OF JURISDICTION IN PERSONAM BY THE FEDERAL COURTS OF THE UNITED STATES LOCATED IN HOUSTON, TEXAS OR THE STATE COURTS LOCATED IN HOUSTON, TEXAS FOR ANY ACTION ARISING OUT OF THIS AGREEMENT, THE TRANSACTION DOCUMENTS, OR ANY TRANSACTION CONTEMPLATED HEREBY OR THEREBY.  ALL ACTIONS OR PROCEEDINGS WITH RESPECT TO, ARISING DIRECTLY OR INDIRECTLY IN CONNECTION WITH, OUT OF, RELATED TO, OR FROM THIS AGREEMENT, THE TRANSACTION DOCUMENTS OR ANY TRANSACTION CONTEMPLATED HEREBY OR THEREBY SHALL BE EXCLUSIVELY LITIGATED IN SUCH COURTS DESCRIBED ABOVE HAVING SITES IN HOUSTON, TEXAS AND EACH PARTY IRREVOCABLY SUBMITS TO THE JURISDICTION OF SUCH COURTS SOLELY IN RESPECT OF ANY PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT.  EACH PARTY HERETO VOLUNTARILY, INTENTIONALLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE TRANSACTION DOCUMENTS OR ANY TRANSACTION CONTEMPLATED HEREBY OR THEREBY.  THE PARTIES FURTHER AGREE, TO THE EXTENT PERMITTED BY LAW, THAT A FINAL AND NONAPPEALABLE JUDGMENT AGAINST A PARTY IN ANY ACTION OR PROCEEDING CONTEMPLATED ABOVE SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN ANY OTHER JURISDICTION WITHIN OR OUTSIDE THE UNITED STATES BY SUIT ON THE JUDGMENT, A CERTIFIED OR EXEMPLIFIED COPY OF WHICH SHALL BE CONCLUSIVE EVIDENCE OF THE FACT AND AMOUNT OF SUCH JUDGMENT.  TO THE EXTENT THAT EITHER PARTY OR ANY OF ITS AFFILIATES HAS ACQUIRED, OR HEREAFTER MAY ACQUIRE, ANY IMMUNITY FROM JURISDICTION OF ANY COURT OR FROM ANY LEGAL PROCESS (WHETHER THROUGH SERVICE OR NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION, EXECUTION OR OTHERWISE) WITH RESPECT TO ITSELF OR ITS PROPERTY, SUCH PARTY (ON ITS OWN BEHALF AND ON BEHALF OF ITS AFFILIATES) HEREBY IRREVOCABLY (I) WAIVES SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS WITH RESPECT TO THIS AGREEMENT AND (II) SUBMITS TO THE PERSONAL JURISDICTION OF ANY COURT DESCRIBED IN THIS SECTION 14.14.

14.15        Severability.  If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any adverse manner to either Party.  Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

14.16       Removal of Name.  As promptly as practicable, but in any case within 60 days after the Transition Period or such earlier time as may be required by applicable Law, Buyer shall eliminate the names “Seller” and any variants thereof from the Purchased Interests and, except with respect to such grace period for eliminating existing usage, shall have no right to use any logos, trademarks or trade names belonging to Seller or any of its Affiliates.

14.17       Counterparts.  This Agreement may be executed in any number of counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all of such counterparts shall constitute for all purposes one agreement.  Any signature hereto delivered by a Party by facsimile or other electronic transmission shall be deemed an original signature hereto.

14.18        Specific Performance.  The Parties agree that if any of the provisions of this Agreement are not performed by a Party in accordance with their specific terms, the other Party shall be entitled to specific performance of the terms hereof, in addition to any other remedy available at law or in equity.

[Remainder of page intentionally left blank. Signature page follows.]

IN WITNESS WHEREOF, Seller and Buyer have executed this Agreement on the date first above written.

Seller:

WHITE STONE RESOURCES LIMITED PARTNERSHIP

By:	White Stone Capital Corp.
Its General Partner

	By:		/s/ Goran Ogar
		Name:	Goran Ogar
		Title:	President

Buyer:

CORE RESOURCE MANAGEMENT, INC.

By:	/s/ James Clark
James Clark
President

Signature Page to Purchase and Sale Agreement

APPENDIX I

Definitions

Capitalized terms used in this Agreement shall have the meanings set forth in this Appendix I unless the context requires otherwise.

“1933 Act” means the United States Securities Act of 1933, as amended

“AAA” means the American Arbitration Association.

“AAA Rules” means the Commercial Arbitration Rules of the AAA.

“AFEs” has the meaning set forth in Section 6.13.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, another Person.  The term “control” and its derivatives with respect to any Person mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the first paragraph herein.

“Applicable Contracts” means all Contracts to which Seller is a party or is bound relating to any of the Purchased Interests and (in each case) that will be binding on Buyer after the Closing, including:  communitization agreements; net profits agreements; production payment agreements; area of mutual interest agreements; joint venture agreements; confidentiality agreements; farmin and farmout agreements; bottom hole agreements; crude oil, condensate, and natural gas purchase and sale, gathering, transportation, and marketing agreements; hydrocarbon storage agreements; acreage contribution agreements; operating agreements; balancing agreements; pooling declarations or agreements; unitization agreements; processing agreements; saltwater disposal agreements; facilities or equipment leases; and other similar contracts and agreements, but exclusive of any master service agreements and Contracts relating to the Excluded Assets.

“Asset Taxes” means ad valorem, property, excise, severance, production, sales, use, or similar Taxes (excluding, for the avoidance of doubt, any Income Taxes and Transfer Taxes) based upon or measured by the ownership or operation of the Purchased Interests or the production of Hydrocarbons therefrom or the receipt of proceeds therefrom.

“Assignment” means the Assignment and Bill of Sale from Seller to Buyer, pertaining to the Purchased Interests, substantially in the form attached to this Agreement as Exhibit D.

“Assumed Liabilities” has the meaning set forth in Section 12.1.

“Burden” means any and all royalties (including lessor’s royalty), overriding royalties, production payments, net profits interests and other burdens upon, measured by or payable out of production (excluding, for the avoidance of doubt, any Taxes).

“Business Day” means any day (other than Saturday or Sunday) on which commercial banks in Houston, Texas are generally open for business.

Annex I

“Buyer” has the meaning set forth in the first paragraph herein.

“Buyer Indemnified Parties” has the meaning set forth in Section 12.2.

 “Buyer’s Representatives” has the meaning set forth in Section 4.1(a).

“Casualty Loss” has the meaning set forth in Section 5.3(b).

“Claim Notice” has the meaning set forth in Section 12.5(b).

“Closing” has the meaning set forth in Section 11.1.

“Closing Date” has the meaning set forth in Section 11.1.

“Code” means the Internal Revenue Code of 1986, as amended, and any successor statute.

 “Consent” has the meaning set forth in Section 6.4.

“Contract” means any written or oral contract, agreement or any other legally binding arrangement, but excluding, however, any Lease, easement, right-of-way, permit or other instrument creating or evidencing an interest in the Purchased Interests or any real or immovable property related to or used in connection with the operations of any Purchased Interests.

“Purchased Interests” has the meaning set forth in Section 2.1.

“Cure Period” has the meaning set forth in Section 5.2(b).

“Customary Post-Closing Consents” means the consents and approvals from Governmental Authorities for the assignment of the Purchased Interests to Buyer that are customarily obtained after the assignment of properties similar to the Purchased Interests.

“Defect Claim Date” means on or before 5:00 p.m. (Central Time) on the date that is 30 days after the Execution Date.

“Effective Time” means 7:00 a.m. (Central Time) on November 1, 2014.

“Email” has the meaning set forth in Section 14.6.

“Encumbrance” means any lien, mortgage, security interest, pledge, charge or similar encumbrance.

“Environmental Condition” means (a) a condition existing on the Execution Date with respect to the air, soil, subsurface, surface waters, ground waters and/or sediments that causes a Purchased Interest (or Seller with respect to a Purchased Interest) not to be in compliance with any Environmental Law, or (b) the existence as of the Execution Date with respect to the Purchased Interests or the operation thereof of any environmental pollution, contamination or degradation where remedial or corrective action is presently required (or if known, would be presently required) under Environmental Laws.

“Environmental Laws” means all Laws in effect as of the Execution Date, including common law, relating to the protection of the environment, including those Laws relating to the storage, handling, and use of Hazardous Substances and those Laws relating to the generation, processing, treatment, storage, transportation, disposal or other management thereof.  The term “Environmental Laws” does not include (a) good or desirable operating practices or standards that may be employed or adopted by other oil and gas well operators or recommended by a Governmental Authority, or (b) the Occupational Safety and Health Act of 1970, 29 U.S.C. Sec. 651 et seq., as amended, or any other Law governing worker safety or workplace conditions.
Annex I

“Excluded Assets” means (a) all of Seller’s corporate minute books, financial records and other business records that relate to Seller’s business generally (including the ownership and operation of the Purchased Interests); (b) to the extent that they do not relate to the Assumed Obligations for which Buyer is providing indemnification hereunder, all trade credits, all accounts, all receivables of Seller and all other proceeds, income or revenues of Seller attributable to the Purchased Interests and attributable to any period of time prior to the Effective Time; (c) to the extent that they do not relate to the Assumed Obligations for which Buyer is providing indemnification hereunder, all claims and causes of action of Seller arising under or with respect to any Contracts that are attributable to periods of time prior to the Effective Time (including claims for adjustments or refunds); (d) subject to Section 5.3 and to the extent that they do not relate to the Assumed Obligations for which Buyer is providing indemnification hereunder, all rights and interests of Seller (i) under any policy or agreement of insurance or indemnity, (ii) under any bond, or (iii) to any insurance or condemnation proceeds or awards arising, in each case, from acts, omissions or events or damage to or destruction of property; (e) Seller’s rights with respect to all Hydrocarbons produced and sold from the Purchased Interests with respect to all periods prior to the Effective Time; (f) all claims of Seller or any of its Affiliates for refunds of, rights to receive funds from any Governmental Authority, or loss carry forwards or credits with respect to (i) Asset Taxes attributable to any period (or portion thereof) prior to the Effective Time, (ii) Income Taxes, or (iii) any Taxes attributable to the Excluded Assets; (g)  all of Seller’s proprietary computer software, patents, trade secrets, copyrights, names, trademarks, logos and other intellectual property; (h) all documents and instruments of Seller that may be protected by an attorney-client privilege or any attorney work product doctrine; (i) all data that cannot be disclosed to Buyer as a result of confidentiality arrangements under agreements with Third Parties; (j) all audit rights or obligations of Seller arising under any of the Applicable Contracts or otherwise with respect to any period prior to the Effective Time or to any of the Excluded Assets, except for any Imbalances assumed by Buyer; (k) documents prepared or received by Seller or its Affiliates with respect to (i) lists of prospective purchasers for such transactions compiled by Seller, (ii) bids submitted by other prospective purchasers of the Purchased Interests, (iii) analyses by Seller or its Affiliates of any bids submitted by any prospective purchaser, (iv) correspondence between or among Seller, its representatives, and any prospective purchaser other than Buyer, and (v) correspondence between Seller or any of its representatives with respect to any of the bids, the prospective purchasers or the transactions contemplated by this Agreement; (l) except for field offices described on Exhibit A-4, any offices, office leases and any excluded personal property located in or on such offices or office leases; (m) any leases, rights and other assets specifically listed in Exhibit E; and (n) any Hedge Contracts.

“Execution Date” has the meaning set forth in the first paragraph herein.

“GAAP” means generally accepted accounting principles in the United States as interpreted as of the Execution Date.

“Good Title” means, with respect to the Purchased Interests, "good and marketable title," as such term is commonly used in the Texas oil and gas industry, free and clear of all Encumbrances.

“Governmental Authority” means any federal, state, local, municipal, tribal or other government; any governmental, regulatory or administrative agency, commission, body or other authority exercising or entitled to exercise any administrative, executive, judicial, legislative, regulatory or Taxing Authority or power; and any court or governmental tribunal, including any tribal authority having or asserting jurisdiction.
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“Hazardous Substances” means any pollutants, contaminants, toxins or hazardous or extremely hazardous substances, materials, wastes, constituents, compounds, or chemicals that are regulated by, or may form the basis of liability under, any Environmental Laws, including NORM and other substances.

“Hedge Contract” means any Contract to which Seller or any of its Affiliates is a party with respect to any swap, forward, future or derivative transaction or option or similar agreement, whether exchange traded, “over-the-counter” or otherwise, involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions.

“Hydrocarbons” means oil and gas and other hydrocarbons (including condensate) produced or processed in association therewith (whether or not such item is in liquid or gaseous form), or any combination thereof, and any minerals produced in association therewith.

“Imbalances” means all Well Imbalances and Pipeline Imbalances.

“Income Taxes” means any income, franchise and similar Taxes.

“Indemnified Party” has the meaning set forth in Section 12.5(a).

“Indemnifying Party” has the meaning set forth in Section 12.5(a).

“Indemnity Deductible” means three percent (3%) of the Purchase Price.

“Interim Period” means that period of time commencing at the Effective Time and ending at 7:00 a.m. (Central Time) on the Closing Date.

“Knowledge” means such knowledge as a party has or would have after a diligent and careful search has been made.

“Lands” has the meaning set forth in Section 2.1(a).

“Law” means any applicable statute, law, rule, regulation, ordinance, order, code, ruling, writ, injunction, decree or other official act of or by any Governmental Authority.

“Leases” has the meaning set forth in Section 2.1(a).

“Liabilities” means any and all claims, obligations, causes of action, payments, charges, judgments, assessments, liabilities, losses, damages, penalties, fines, costs, and expenses, including any attorneys’ fees, legal or other expenses incurred in connection therewith, including liabilities, costs, losses and damages for personal injury, death, property damage, environmental damage, or remediation.

“Material Adverse Effect” means an event or circumstance that, individually or in the aggregate, results in a material adverse effect on the ownership, operation or value of the Purchased Interest, taken as a whole and as currently operated as of the Execution Date or a material adverse effect on the ability of Seller to consummate the transactions contemplated by this Agreement and perform its obligations hereunder; provided, however, that the term “Material Adverse Effect” shall not include any material adverse effect resulting from:  (a) entering into this Agreement or the announcement of the transactions contemplated by this Agreement; (b) any action or omission of Seller taken in accordance with the terms of this Agreement or with the prior consent of Buyer; (c) changes in general market, economic, financial, or political conditions (including changes in commodity prices, fuel supply or transportation markets, interests or rates), regardless of location; (d) changes in conditions or developments generally applicable to the oil and gas industry; (e) acts of God, including hurricanes, storms or other naturally occurring events; (f) acts or failures to act of a Governmental Authority; (g) civil unrest, any outbreak of disease or hostilities, terrorist activities or war or any similar disorder; (h) matters that are cured or no longer exist by the earlier of Closing and the termination of this Agreement; (i) any reclassification or recalculation of reserves in the ordinary course of business; (j) changes in the prices of any Hydrocarbons; (k) a change in Laws and any interpretations thereof from and after the Execution Date; and (l) natural declines in well performance.
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“Material Contracts” has the meaning set forth in Section 6.8(a).

“Net Revenue Interest” means, with respect to any Well or Well Location set forth in Exhibit B, the interest in and to all Hydrocarbons produced, saved and sold from or allocated to such Well or Well Location.

“NORM” means naturally occurring radioactive material.

“Operating Expenses” means (other than the Designated Well Costs) all operating expenses (including costs of insurance) and all capital expenditures incurred in the ownership and operation of the Purchased Interests in the ordinary course of business and, where applicable, in accordance with the relevant operating or unit agreement, if any, and overhead costs charged to the Purchased Interests under the relevant operating agreement or unit agreement, if any, but excluding Liabilities attributable to (a) personal injury or death, property damage, or violation of any Law, (b) environmental matters, including obligations to remediate any contamination of water or Personal Property under applicable Environmental Laws, (c) obligations with respect to Imbalances,  and (d) Income Taxes and Asset Taxes.

“Party” and “Parties” has the meaning set forth in the first paragraph herein.

“Permitted Encumbrances” means:

(a)                 the terms and conditions of all Leases and all Burdens if the net cumulative effect of such Leases and Burdens does not (i) materially interfere with the operation or use of any of the Purchased Interests (as currently operated and used), (ii) operate to reduce the Net Revenue Interest of Seller with respect to any Well or Well Location to an amount less than the Net Revenue Interest set forth in Exhibit B for such Well or Well Location, and (iii) does not obligate Seller to bear a Working Interest with respect to any Well or Well Location in any amount greater than the Working Interest set forth in Exhibit B for such Well or Well Location (unless the Net Revenue Interest for such Well or Well Location is greater than the Net Revenue Interest set forth in Exhibit B in the same or greater proportion as any increase in such Working Interest); provided, however that any drilling obligations included in Leases will be considered Permitted Encumbrances so long as Seller is not in breach of such obligations;

(b)                preferential rights to purchase and required consents to assignment and similar agreements (but only as applicable to the transfer to Buyer);

(c)                liens for Taxes not yet due or delinquent or, if delinquent, that are being contested in good faith;
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(d)                 Customary Post-Closing Consents;

(e)                 conventional rights of reassignment;

(f)                  such Title Defects as Buyer may have waived or is deemed to have waived pursuant to the terms of this Agreement;

(g)                all Laws and all rights reserved to or vested in any Governmental Authority (i) to control or regulate any Purchased Interest in any manner; (ii) by the terms of any right, power, franchise, grant, license or permit, or by any provision of Law, to terminate such right, power, franchise, grant, license or permit or to purchase, condemn, expropriate or recapture or to designate a purchaser of any of the Purchased Interests; (iii) to use such property in a manner which does not materially impair the use of such property for the purposes for which it is currently owned and operated; or (iv) to enforce any obligations or duties affecting the Purchased Interests to any Governmental Authority with respect to any right, power, franchise, grant, license or permit;

(h)                rights of a common owner of any interest in rights-of-way, permits or easements held by Seller and such common owner as tenants in common or through common ownership;

(i)                 easements, conditions, covenants, restrictions, servitudes, permits, rights-of-way, surface leases, and other rights in the Purchased Interests for the purpose of operations, facilities, roads, alleys, highways, railways, pipelines, transmission lines, transportation lines, distribution lines, power lines, telephone lines, removal of timber, grazing, logging operations, canals, ditches, reservoirs and other like purposes, or for the joint or common use of real estate, rights-of-way, facilities and equipment, which, in each case, do not materially impair the operation or use of the Purchased Interests as currently operated and used;

(j)                  vendors, carriers, warehousemen’s, repairmen’s, mechanics’, workmen’s, materialmen’s, construction or other like liens arising by operation of Law in the ordinary course of business or incident to the construction or improvement of any property in respect of obligations which are not yet due or which are being contested in good faith by appropriate proceedings by or on behalf of Seller;

(k)                 liens created under the Purchased Interests or operating agreements or by operation of Law in respect of obligations that are not yet due or that are being contested in good faith by appropriate proceedings by or on behalf of Seller;

(l)                  with respect to any interest in the Purchased Interests acquired through compulsory pooling, failure of the records of any Governmental Authority to reflect Seller as the owner of any Purchased Interests;

(m)               any Encumbrance affecting the Purchased Interests that is discharged by Seller at or prior to Closing;

(n)                any litigation affecting the Puchased Interests that is no resolved by Seller at or prior to Closing;

(o)                mortgage liens burdening a lessor’s interest in the Purchased Interests; and
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(p)            the terms and conditions of all Contracts (including the Applicable Contracts) if the net cumulative of such Contracts (i) do not materially interfere with the operation or use of any of the Purchased Interests (as currently operated and used), (ii) do not reduce the Net Revenue Interest of Seller with respect to any Well or Well Location to an amount less than the Net Revenue Interest set forth in Exhibit B for such Well or Well Location, and (iii) do not obligate Seller to bear a Working Interest in any amount greater than the Working Interest set forth in Exhibit B for such Well or Well Location (unless the Net Revenue Interest for such Lease, Well or Well Location is greater than the Net Revenue Interest set forth in Exhibit B in the same or greater proportion as any increase in such Working Interest);

(q)            all other Encumbrances, instruments, obligations, defects and irregularities affecting the Purchased Interests that individually or in the aggregate (i) do not  materially interfere with the operation or use of any of the Purchased Interests (as currently operated and used or  projected to be operated or used),  (ii) do not reduce the Net Revenue Interest of Seller with respect to any Well or Well Location to an amount less than the Net Revenue Interest set forth in Exhibit B for such Well or Well Location, and (iii) do not obligate Seller to bear a Working Interest in any amount greater than the Working Interest set forth in Exhibit B for such Well or Well Location (unless the Net Revenue Interest for such Lease, Well or Well Location is greater than the Net Revenue Interest set forth in Exhibit B in the same or greater proportion as any increase in such Working Interest).

“Person” means any individual, firm, corporation, company, partnership (general and limited), limited liability company, joint venture, association, trust, estate, unincorporated organization, Governmental Authority or any other entity.

“Personal Property” has the meaning set forth in Section 2.1(e).

“Phase I Environmental Site Assessment” means an environmental site assessment performed pursuant to ASTM Standard E1527, or any similar environmental assessment that does not involve any invasive, sampling or testing activities.

“Pipeline Imbalance” means any marketing imbalance between the quantity of Hydrocarbons attributable to the Purchased Interests required to be delivered by Seller under any Contract relating to the purchase and sale, gathering, transportation, storage, processing (including any production handling and processing at a separation facility) or marketing of Hydrocarbons and the quantity of Hydrocarbons attributable to the Purchased Interests actually delivered by Seller pursuant to the relevant Contract, together with any appurtenant rights and obligations concerning production balancing at the delivery point into the relevant sale, gathering, transportation, storage or processing facility.

“Preferential Purchase Right” has the meaning set forth in Section 6.10.

“Property” or “Properties” has the meaning set forth in Section 2.1(e).

“Purchase Price” has the meaning set forth in Section 3.1.

“Records” has the meaning set forth in Section 2.1(h).

“Release” shall mean any depositing, spilling, leaking, pumping, pouring, placing, emitting, discarding, abandoning, emptying, discharging, injecting, escaping, leaching, dumping or disposing of any Hazardous Substances into the environment.
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“Remediation” means, with respect to an Environmental Condition, the implementation and completion of any remedial, removal, response, construction, closure, disposal or other corrective actions, including monitoring, to the extent but only to the extent required under Environmental Laws to correct or remove such Environmental Condition.

“Remediation Amount” means, with respect to an Environmental Condition, the present value as of the Closing Date (using an annual discount rate of 10%) of the cost (net to Seller’s interest prior to the consummation of the transactions contemplated by this Agreement) of the most cost-effective Remediation of such Environmental Condition.

“Seller” has the meaning set forth in the first paragraph herein.

“Seller Indemnified Parties” has the meaning set forth in Section 12.3.

 “Taxes” means any taxes, assessments, unclaimed property or escheat obligations and other governmental charges imposed by any Governmental Authority, including income, profits, gross receipts, employment, stamp, occupation, premium, alternative or add-on minimum, ad valorem, real property, personal property, transfer, real property transfer, value added, sales, use, customs, duties, capital stock, franchise, excise, withholding, social security (or similar), unemployment, disability, payroll, windfall profit, severance, production, estimated or other tax, including any interest, penalty or addition thereto, whether disputed or not.

“Taxing Authority” means, with respect to any Tax, the governmental entity or political subdivision thereof that imposes such Tax, and the agency (if any) charged with the collection of such Tax for such entity or subdivision, including any governmental or quasi-governmental entity or agency that imposes, or is charged with collecting, social security or similar charges or premiums.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Third Party” means any Person other than a Party or an Affiliate of a Party.

“Third Party Claim” has the meaning set forth in Section 12.5(b).

“Title Arbitrator” has the meaning set forth in Section 5.2(g).

“Title Defect” means any Encumbrance, defect or other matter that causes Seller not to have Good Title in and to the Purchased Interests as of the Effective Time; provided that the following shall not be considered Title Defects:

(a)               defects arising out of the lack of corporate or other entity authorization unless Buyer provides affirmative evidence that such corporate or other entity action was not authorized and results in another Person’s actual and superior claim of title to the relevant Purchased Interest;

(b)               defects based on a gap in Seller’s chain of title in the federal, state, county or parish records or other records of a Governmental Authority as to the Leases, unless Buyer affirmatively shows such gap to exist in such records by an abstract of title, title opinion or landman’s title chain, which documents (if any) shall be included in a Title Defect Notice (for the avoidance of doubt, a non-certified, cursory or limited title chain will satisfy this requirement);
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(c)                defects based upon the failure to record any federal or state Leases or any assignments of interests in such Leases in any applicable public records;

(d)                defects based on the failure to recite marital status in a document or omission of successors or heirship or estate proceedings;

(e)                defects that have been cured by applicable Laws of limitations or prescription;

(f)                  any Encumbrance or loss of title resulting from Seller’s conduct of business in compliance with this Agreement;

(g)                defects based upon the exercise of any Preferential Purchase Rights or failure to obtain any Consents but  only in connection with the proposed transfer to Buyer;

(h)                defects arising from any change in applicable Law after the Execution Date, including changes that would raise the minimum landowner royalty;

(i)                 defects arising from any prior oil and gas lease taken more than fifteen (15) years prior to the Effective Time relating to the lands covered by a Lease not being surrendered of record, unless Buyer provides affirmative evidence that such prior oil and gas lease is still in effect and results in another Person’s actual and superior claim of title to the relevant Lease or Well;

(j)                  defects or irregularities resulting from or related to probate proceedings or the lack thereof, which defects or irregularities have been outstanding for five years or more;

(k)                 defects arising from or relating to the outcome of any litigation set forth in Schedule 6.7;

(l)                  defects that affect only which Person has the right to receive royalty payments rather than the amount or the proper payment of such royalty payment;

(m)               defects based solely on (i) lack of information in Seller’s files, or (ii) references to an unrecorded document(s) to which neither Seller nor any Affiliate of Seller is a party, if such document is dated earlier than January 1, 1960 and is not in Seller’s files;

(n)                defects arising from a mortgage encumbering the oil, gas or mineral estate of any lessor unless a complaint of foreclosure has been duly filed or any similar action taken by the mortgagee thereunder and in such case such mortgage has not been subordinated to the Lease applicable to such Purchased Interest;

(o)                defects or irregularities that would customarily be waived by a reasonable owner or operator of oil and gas properties;

(p)                defects arising out of lack of survey, unless a survey is expressly required by applicable Laws; and

(q)                to the extent a defect or irregularity applies to the currently producing formation, defects or irregularities which for a period of seven (7) years or more have, not delayed or prevented Seller (or its predecessor, if owned by Seller less than seven (7) years) from receiving its Net Revenue Interest share of the proceeds of production or caused it to bear a share of expenses and costs greater than its Working Interest share from any Unit or Well.
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“Title Defect Amount” has the meaning set forth in Section 5.2(e).

“Title Defect Notice” has the meaning set forth in Section 5.2(a).

“Title Defect Property” has the meaning set forth in Section 5.2(a).

“Title Defect Threshold” has the meaning set forth in Section 5.2(f).

“Title Disputes” has the meaning set forth in Section 5.2(g).

“Title Dispute Date” means on or before 5:00 p.m. (Central Time) on the date that is 30 days after the expiration of the Cure Period.

“Title Indemnity Agreement” has the meaning set forth in Section 5.2(c)(iii).

“Transaction Documents” means those documents executed pursuant to or in connection with this Agreement.

“Transfer Taxes” has the meaning set forth in Section 14.2(e).

“Treasury Regulations” means the regulations promulgated by the United States Department of the Treasury pursuant to and in respect of provisions of the Code.  All references herein to sections of the Treasury Regulations shall include any corresponding provision or provisions of succeeding, similar, substitute, proposed or final Treasury Regulations.

“Units” has the meaning set forth in Section 2.1(d).

“Well Imbalance” means any imbalance at the wellhead between the amount of Hydrocarbons produced from a Well and allocable to the interests of Seller therein and the shares of production from the relevant Well to which Seller is entitled, together with any appurtenant rights and obligations concerning future in kind and/or cash balancing at the wellhead.

“Wells” has the meaning set forth in Section 2.1(b).

“Well Location” means each well location set forth in Exhibit B.

“Working Interest” has the meaning commonly applied to such term in the Texas oil and gas industry.

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